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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Houston Exploration Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2004

TO OUR STOCKHOLDERS:

     We cordially invite you to attend the Annual Meeting of Stockholders of The Houston Exploration Company to be held on Thursday, June 3, 2004, at 10:00 a.m., Central Daylight Time, at the DoubleTree Hotel—Allen Center, 400 Dallas Street, Houston, Texas 77002. The following items are enclosed for our Annual Meeting:

•	Notice of the Annual Meeting

•	Proxy Statement

•	Proxy Card

     We encourage you to read all of the materials to learn about the business to come before the meeting. Your participation is important, regardless of the number of shares you own. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.

     We look forward to seeing you on June 3rd.

Sincerely,

Robert B. Catell
Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
To Be Held June 3, 2004

To the Stockholders of The Houston Exploration Company:

The Annual Meeting of Stockholders (the “Annual Meeting”) of The Houston Exploration Company will be held on Thursday, June 3, 2004, at 10:00 a.m., Central Daylight Time, at the DoubleTree Hotel—Allen Center, 400 Dallas Street, Houston, Texas 77002, for the following purposes:

1.	To elect ten directors to our Board of Directors to serve throughout 2004 and until our Annual Meeting in 2005;

2.	To approve The Houston Exploration Company 2004 Long-Term Incentive Plan;

3.	To ratify our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2004; and

4.	To consider any other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 14, 2004 are entitled to notice of and to vote at the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. Therefore, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as promptly as possible. We recommend that you complete and return a proxy even if you plan on attending the Annual Meeting; you will be free to revoke your proxy and vote in person at the meeting if you wish.

By Order of the Board of Directors,

Karol L. Adams
Corporate Secretary

Houston, Texas
April 29, 2004

THE HOUSTON EXPLORATION COMPANY
1100 Louisiana Street, Suite 2000
Houston, Texas 77002

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2004

     The Board of Directors of The Houston Exploration Company is soliciting your proxy to be voted at the Annual Meeting of Stockholders to be held on Thursday, June 3, 2004, at 10:00 a.m., Central Daylight Time, at the DoubleTree Hotel—Allen Center, 400 Dallas Street, Houston, Texas 77002, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments of the Annual Meeting. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us”, “our” or the “Company,” we are describing The Houston Exploration Company.

SOLICITATION AND REVOCABILITY OF PROXIES

     If you complete and submit your proxy, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit a proxy, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

•	FOR the election of the director nominees listed in “Proposal Number 1: Election of Directors” on page 3;

•	FOR the approval of The Houston Exploration Company 2004 Long-Term Incentive Plan described in “Proposal Number 2: Approval of The Houston Exploration Company 2004 Long-Term Incentive Plan” on page 13; and

•	FOR the ratification of our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2004 described in “Proposal Number 3: Ratification of Independent Public Accountants” on page 19.

     In addition, if other matters come before the Annual Meeting, the persons named as proxies have discretionary authority to vote on those matters in accordance with their best judgment. The Board of Directors is not currently aware of any other matters to come before the meeting.

     You have the right to revoke your proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice addressed to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. Your revocation of your proxy by written notice will be effective only if the Corporate Secretary receives the notice prior to the day of the Annual Meeting or the inspector of election receives the notice at the Annual Meeting.

     Our principal executive offices are located at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. We are mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy to our stockholders on or about April 29, 2004.

     In addition to the solicitation of proxies by use of this Proxy Statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out—of—pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names.

     We will bear all costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING

     At the Annual Meeting, we will ask our stockholders to consider and act upon the following matters:

1.	Election of ten directors for the 2004 terms ending at the Annual Meeting to be held in 2005;

2.	Approval of The Houston Exploration Company 2004 Long-Term Incentive Plan;

3.	Ratification of our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2004; and

4.	Any other business as may properly come before the meeting or any adjournments thereof.

QUORUM AND VOTING

     Our Board of Directors has fixed the close of business on April 14, 2004 as the record date. Only stockholders of record as of the record date will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the record date, we had issued and outstanding 31,861,169 shares of common stock, par value $0.01 per share.

     Each holder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Stockholders may not vote shares of common stock cumulatively.

     The holders of a majority of the outstanding shares of common stock must be present, either in person or by proxy, to constitute a quorum at the Annual Meeting. We will count abstentions and broker non-votes for purposes of determining whether a quorum is present.

     Directors will be elected by a plurality of votes cast on Proposal Number 1. Consequently, withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors.

     All other proposals will be decided by a majority vote of shares present or represented and entitled to vote at the Annual Meeting. Inasmuch as abstentions are counted as present and entitled to vote, they will have the same effect as a negative vote. Broker non-votes will have no effect on the vote inasmuch as shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

     Regulations adopted by the New York Stock Exchange (“NYSE”) in 2003, prohibit brokers or other nominees that are NYSE member organizations from voting in favor of proposals relating to equity compensation plans other than in accordance with specific instructions received from the beneficial owner of the shares with respect to the vote. If your shares are held through a broker or other nominee who is a NYSE member organization, your shares will only be voted with respect to the Company’s 2004 Long-Term Incentive Plan if you have provided specific voting instructions to your broker or other nominee regarding this proposal. If you do not provide instructions, your shares will be treated as broker non-votes for this proposal.

     John H. Karnes and Karol L. Adams will vote all proxies that are properly completed, signed and returned prior to the Annual Meeting in accordance with their instructions. You may revoke your proxy at anytime prior to closing of the polls at the Annual Meeting by any of the following methods:

•	Filing a written revocation with the Corporate Secretary

•	Executing and returning a proxy bearing a later date

•	Attending the Annual Meeting in person and expressing a desire to vote your shares in person.

     The Bank of New York, our transfer agent and registrar, will act as Inspector of Election and preside over counting the votes.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

     Our Board of Directors is currently comprised of 12 directors. Two long-time directors, James Q. Riordan, Sr. and Gordon F. Ahalt, are retiring and will not stand for re-election at the Annual Meeting. Upon the retirement of Messrs. Riordan and Ahalt, the Board intends to reduce its size to 10 members.

     The Board has nominated each of the 10 persons named below for election to the Board for the 2004 term, which expires at the Annual Meeting of Stockholders to be held in 2005.

     If, at the time of or prior to the Annual Meeting, any of the nominees are unable or decline to serve, the persons named as proxies may use the discretionary authority provided in the proxy to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Election as Directors

     The names and professional backgrounds of the nominees for election at the Annual Meeting are set forth below.

Name	Age	Director Since
Robert B. Catell	67	1986
John U. Clarke	51	2003
David G. Elkins	62	1999
Robert J. Fani	50	2002
William G. Hargett	54	2001
Harold R. Logan, Jr.	59	2002
Gerald Luterman	60	2000
Stephen W. McKessy	66	2003
H. Neil Nichols	66	2000
Donald C. Vaughn	68	1997

     Robert B. Catell has been Chairman of the Board of Directors since 1986. Mr. Catell is the Chairman and Chief Executive Officer of KeySpan Corporation, a diversified energy provider, and has held this position since July 1998. Mr. Catell joined KeySpan’s subsidiary, The Brooklyn Union Gas Company, in 1958 and was elected Assistant Vice President in 1974, Vice President in 1977, Senior Vice President in 1981 and Executive Vice President in 1984. Mr. Catell was elected Brooklyn Union’s Chief Operating Officer in 1986 and President in 1990. Mr. Catell served as President and Chief Executive Officer of Brooklyn Union from 1991 to 1996 when he was elected Chairman and Chief Executive Officer and held these positions until the formation of KeySpan in May 1998 through the combination of Brooklyn Union’s parent company, KeySpan Energy Corporation, and certain assets of Long Island Lighting Company. Mr. Catell serves on the Boards of Alberta Northeast Gas, Ltd., Boundary Gas Inc., KeySpan Facilities Income Fund, J. & W. Seligman, Inc., Edison Electric Institute, New York State Energy Research and Development Authority, Independence Community Bank Corp., Business Council of New York State, Inc., The Partnership for New York City, and the Long Island Association. Mr. Catell received both his Bachelor’s and Master’s Degrees in Mechanical Engineering from City College of New York. He holds a Professional Engineer’s License in New York State, and attended Columbia University’s Executive Development Program and Harvard Business School’s Advanced Management Program.

     John U. Clarke was elected to the Board of Directors of the Company on December 3, 2003. Since May 2001, Mr. Clarke has been President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to re-establishing the firm, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment company focused on the oil and gas services and equipment sectors of the energy industry. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc. where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of specialty energy practice group with Simmons & Company International, a Houston-based investment banking firm. From 1995 to 1997, he served as President of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a member of the Board of Directors of Harvest Natural Resources, a publicly traded international oil and gas company and Natco Group, a publicly traded oil services and equipment company. He is also Chairman and a member of the Board of Directors of FuelQuest.com, a market service provider to petroleum marketers.

     David G. Elkins has been a director since July 27, 1999. In January of 2003, Mr. Elkins retired as President and Co-CEO of Sterling Chemicals, Inc., a chemicals producing company. Sterling Chemicals commenced voluntary reorganization proceedings under Chapter 11 of the Bankruptcy Code in July 2001 and successfully emerged in December 2002. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews & Kurth L.L.P. where he specialized in corporate and business law, including mergers and acquisitions, securities law matters and corporate governance matters. Mr. Elkins serves as a director of ZiLOG, Inc. (NSDQ: ZILG) and Memorial Hermann Hospital System. He holds a Bachelor in Business Administration degree form the University of Texas at Arlington and a Juris Doctorate from Southern Methodist University.

     Robert J. Fani was elected to our Board of Directors in May 2002. Mr. Fani is President and Chief Operating Officer of KeySpan, a holding company that was created when the Long Island Lighting Company merged with Brooklyn Union in 1998. Mr. Fani joined the former Brooklyn Union in 1976 and has since held a variety of management positions in distribution, engineering, planning, marketing, and business development. He was elected Vice President in 1992. In 1997, he was promoted to Senior Vice President of Marketing and Sales and was responsible for all marketing, sales, rate and regulation activities. He was then elected President of KeySpan Energy Assets and Supply in 2001. Mr. Fani was part of a Corporate Team recognized by the Department of Energy for its innovation and contribution to our nation’s energy-efficient programs. In addition, he has been recognized nationally as an environmentalist and received a citation from the White House for his contributions to Clean Air Programs. In 1993, Crain’s New York Business named Mr. Fani one of its “40 under 40 Up and Coming Executives.” He is also a member of International Who’s Who of Professionals. Mr. Fani is a past member of the American Gas Association’s Leadership Council and has been inducted into the American Gas Association Residential Hall of Honor and the Industrial and Commercial Hall of Flame. He is a member of the Society of Gas Lighters and sits on the Board of the Gas Technology Institute. Mr. Fani has been very active in the community as a trustee with organizations such as the YMCA, the Children’s Museum, Snug Harbor Cultural Center, the Staten Island University Hospital, City College of NY, Neighborhood Housing Services and other organizations throughout NYC and Long Island. Mr. Fani has a Bachelor of Science Degree in Mechanical Engineering, a Master’s Degree in Business Administration and a Juris Doctorate.

     William G. Hargett was appointed President and Chief Executive Officer and a Director on April 4, 2001. Immediately prior to joining Houston Exploration and from September 2000 to March 2001, Mr. Hargett was a private investor. From May 5, 1999 until August 29, 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April of 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned a B.S. and an M.S. from the University of Alabama.

     Harold R. Logan, Jr., was appointed to our Board of Directors on December 20, 2002. Mr. Logan is presently a Director and Chairman of the Finance Committee of the Board of Directors of TransMontaigne, Inc. and from 1995 through 2002 he was the Chief Financial Officer, Executive Vice President and Treasurer and a Director of TransMontaigne. From 1985 to 1994, Mr. Logan was Senior Vice President/Finance and a Director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc. In addition, Mr. Logan is a Director of Suburban Propane Partners, L.P., Graphic Packaging Corporation, and Rivington Capital Advisors LLC. Mr. Logan received a B.S. in

Economics from Oklahoma State University and an M.B.A. — Finance from Columbia University Graduate School of Business.

     Gerald Luterman has been a Director since May 2000. Mr. Luterman is Executive Vice President and Chief Financial Officer of KeySpan. He joined KeySpan in August 1999 as Senior Vice President and Chief Financial Officer. Prior to being appointed to his position at KeySpan, Mr. Luterman was the Chief Financial Officer of barnesandnoble.com, an internet bookstore, from February 1999 to August 1999; the Senior Vice President and Chief Financial Officer of Arrow Electronics, Inc., a distributor of electronic components and computer products, from April 1996 to February 1999. Prior to that, from 1985 to 1996, Mr. Luterman held executive positions with American Express, including Executive Vice President and Chief Financial Officer of the Consumer Card Division from 1991 to 1996. Mr. Luterman also serves on the Boards of Directors of KeySpan Facilities Income Fund (TSE:KEY.UN); Technology Solutions Company (NSDQ:TSCC); and IKON Office Solutions, Inc. (NYSE:IKN). Mr. Luterman is a qualified Canadian Chartered Accountant and received an MBA from Harvard Business School.

     Stephen W. McKessy was elected to our Board of Directors July 29, 2003. Mr. McKessy is a retired partner of PricewaterhouseCoopers. He was admitted to the partnership as a tax partner and subsequently became the Firm’s National Director of State and Local taxes. Thereafter, and during his 37 years with the firm, he held various management positions. He was the Managing Partner of the Stamford Office and then became the Managing Partner of the New York office and region. He was elected to the Firms Executive Committee and became Deputy Chairman of U.S. operations. He is a member of the Board of Directors of KeySpan Corporation where he serves on the Executive Committee, the Audit Committee and the Compensation & Management Development Committee. He graduated from St. John’s University in New York where he now serves as a member of the College of Business Administration Board of Advisors. He also serves as a director of the Greater New York Boy Scouts of America. He is actively involved in fund raising for the YMCA and the American Cancer Society.

     H. Neil Nichols has been a Director since May 2000. Mr. Nichols is Senior Vice President of Corporate Development and Asset Management for KeySpan and has held this position since March 1999. Mr. Nichols also serves as President of KeySpan Energy Development Corporation, a subsidiary of KeySpan, a position to which he was elected in March 1998. Prior to joining KeySpan in 1997, Mr. Nichols was an owner and President of Corrosion Interventions Ltd., a company based in Toronto, Canada, from 1996 to 1997 and Chairman, President, and Chief Executive Officer of Battery Technologies, Inc., from 1993 to 1995. Mr. Nichols began his career in the natural gas industry with TransCanada PipeLines Limited in 1956 and held various development positions until 1973 at which time he became Treasurer of TransCanada, serving as Treasurer until 1977. From 1977 to 1981, Mr. Nichols was Vice President of Finance and Treasurer of TransCanada, Senior Vice President of Finance from 1981 to 1983, Senior Vice President of Finance and Chief Financial Officer from 1983 to 1988 and Executive Vice President from 1988 to 1989. Mr. Nichols currently is a director of various KeySpan subsidiaries and is a member of the Board of Directors of KeySpan Facilities Income Fund. Mr. Nichols is a Certified Management Accountant and a member of the Financial Executives Institute.

     Donald C. Vaughn has been a Director since 1997 and is retired Vice Chairman of Halliburton Company, an oilfield services company, where he served in that capacity from the time Dresser Industries, Inc. merged with Halliburton in 1998 until his retirement on March 31, 2001. Prior to the merger, Mr. Vaughn was President, Chief Operating Officer and member of the board of directors of Dresser starting in 1996. Prior to his appointment as President and Chief Operating Officer of Dresser, Mr. Vaughn served as Executive Vice President of Dresser, responsible for Dresser’s Petroleum Products and Services and Engineering Services Segment, from November 1995 to December 1996; Senior Vice President of Operations of Dresser from January 1992 to November 1995; and Chairman, President and Chief Executive Officer of The M.W. Kellogg Company, an international engineering and construction company, from November 1983 to June 1996. Mr. Vaughn joined M.W. Kellogg in 1958 and is a registered professional engineer in the State of Texas. He has been recognized as a distinguished engineering alumnus of Virginia Polytechnic Institute, from which he holds a B.S. in civil engineering. Mr. Vaughn serves as a director of SHAWCOR Ltd., a publicly traded Canadian oil service company.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH
OF THE TEN NOMINEES. PROXIES EXECUTED AND RETURNED WILL BE VOTED FOR ALL TEN
NOMINEES UNLESS THE PROXY SPECIFIES OTHERWISE.

Directors’ Meetings and Compensation

     During 2003, our Board of Directors met seven times and took additional actions by unanimous written consent in lieu of meetings. During 2003, no director attended fewer than 75 percent of the aggregate number of meetings of our Board of Directors and meetings of Committees on which the director served.

     Prior to July 29, 2003, each director who was not an employee or officer of the Company or KeySpan (“non-employee director”) was paid an annual retainer of $20,000. Each non-employee director also received $1,000 per Board or Committee meeting attended. Committee chairman received an additional fee of $500 per Committee meeting. In addition to cash fees, prior to July 29, 2003, we also awarded non-employee directors options to purchase 5,000 shares of our common stock upon their election to the Board and options to purchase 2,000 shares annually thereafter.

     Effective as of July 29, 2003, the annual retainer for non-employee directors was increased to $30,000. The chairman of the Audit Committee will receive an additional annual retainer of $5,000 and all other committee chairman will receive an additional annual retainer of $3,000. Board meeting fees have been increased to $1,500 per meeting and committee meeting fees remain $1,000 per committee meeting. Non-employee directors are automatically awarded options to purchase 2,000 shares of our stock and 2,000 shares of restricted stock annually. All retainers and meeting fees are payable in cash, but can be deferred at the option of the director under our Deferred Compensation Plan for non-employee directors.

     Directors who are employed by the Company or KeySpan do not receive any cash compensation for their service as directors, but they are reimbursed for expenses incurred in attending Board and Committee meetings. Prior to July 29, 2003, directors employed by KeySpan were also awarded options to purchase 5,000 shares of our common stock upon their election to the Board and options to purchase 2,000 shares annually thereafter. During 2003, directors employed by KeySpan received options to purchased 2,000 shares of our stock and 2,000 shares of restricted stock. Beginning in 2004, these directors will no longer receive options or stock for their service on our Board.

     All options and restricted stock grants during 2003 were made under the 2002 Amended and Restated Long-Term Incentive Plan. If Proposal Number 2: Approval of The Houston Exploration Company 2004 Long-Term Incentive Plan is approved at the Annual Meeting, then all future grants will be made under that plan. Options granted to non-employee directors are priced at the fair market value of the underlying shares on the date of grant and are fully vested and exercisable. Transfer is restricted on all restricted stock until the earlier of five years or termination by reason of death, disability or retirement from the Board. The Board has discretion to remove any transfer restrictions on restricted stock in the case of any other circumstance deemed appropriate by the Board.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     Our Board of Directors has adopted comprehensive Corporate Governance Guidelines (“Governance Guidelines”), outlining the functions and responsibilities of the Board, and various processes and procedures designed to ensure effective and responsive corporate governance. The Company’s Nominating and Governance Committee reviews the guidelines periodically in response to changing regulatory requirements and best practices and revises them accordingly. Our Governance Guidelines are designed to conform to all NYSE and Securities Exchange Commission (“SEC”) rules and regulations. Our Governance Guidelines are attached to this Proxy Statement as Appendix A and are available under the “Corporate Governance” section of our website at www.houstonexploration.com.

Board Size and Composition

     Our Board of Directors is currently comprised of 12 directors. Two long-time directors are retiring and will not stand for re-election at the Annual Meeting. The Board does not intend to replace these two directors at this time and will reduce the size of the Board to 10 directors. Consequently, the Board has nominated 10 persons for election to the Board for the 2004 term, which expires at the Annual Meeting of Stockholders to be held in 2005.

Independence of Board Members

     With KeySpan Corporation, our majority stockholder, owning approximately 55% of our shares as of April 14, 2004, the Board has determined that the Company is a “controlled company” within the meaning of Section 303A of the NYSE listing standards. Therefore, we are relying upon the exemptions provided to controlled companies from compliance with Section 303A.01 of NYSE listing standards, requiring a majority of directors be independent. Additionally, as a controlled company, we are not required to have a nomination/corporate governance committee or compensation committee composed of entirely independent directors (collectively, the “Controlled Company Exemption”). We are nevertheless required by the SEC and NYSE listing standards to maintain a wholly independent audit committee, and we are in compliance with these rules. Moreover, the majority of the directors serving on our Nominating and Governance Committee and our Compensation and Management Development Committee meet all criteria under the Controlled Company Exemption for independence. Furthermore, independence remains a touchstone under our Governance Guidelines, which state that the Company should strive to maintain substantial independent and diverse viewpoints among its members.

     The Nominating and Governance Committee regularly reviews the independence and qualifications of each member of the Board and its various Committees. Directors are deemed independent only if the Board affirmatively determines that they have no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the NYSE and the SEC.

     As contemplated by NYSE listing standards, our Board adopted categorical standards to assist it in making independence determinations. A copy of the Independence Standards is attached to this Proxy Statement as Appendix B and is available under the “Corporate Governance” section of our website at www.houstonexploration.com. These Independence Standards specify the relationships that the Board deems sufficiently material to create the presumption that a director is not independent. The presumption that any director is not independent may be overcome by the vote of a majority of the Board if, based on the totality of the facts and circumstances, the Board determines that the affected director’s relationship does not violate any applicable law or NYSE regulations and is not in fact material notwithstanding its reference in our Independence Standards.

     The Board of Directors has determined that five of the nominees for election at the 2004 Annual Meeting, Messrs. John U. Clarke, David G. Elkins, Harold R. Logan, Jr., Stephen W. McKessy, and Donald C. Vaughn are independent. The Board additionally has determined that Gordon F. Ahalt and James Q. Riordan, Sr., both of whom are retiring at the 2004 Annual Meeting of Stockholders, are also independent.

Standing Committees of the Board of Directors

     Our Board of Directors has created four standing committees:

•	Audit Committee

•	Nominating and Governance Committee

•	Compensation and Management Development Committee

•	Executive Committee.

     The following table describes the members of each of the Company’s 2003 Committees and the number of meetings held during 2003. The current members of the 2004 Committees are listed below in a separate table.

2003 Committee Assignments

COMPENSATION
		NOMINATING AND	AND MANAGEMENT
	AUDIT	GOVERNANCE	DEVELOPMENT	EXECUTIVE
Robert B. Catell			XX	XX
Gordon F. Ahalt*	X		X	X
John U. Clarke*
David G. Elkins*	X	XX
Robert J. Fani		X
William G. Hargett				X
Gerald Luterman
Stephen W. McKessy*
Harold R. Logan, Jr.*	X
H. Neil Nichols
James Q. Riordan, Sr.*	XX		X
Donald C. Vaughn*		X
Number of Meetings in 2003	9	6	7	0

*	Independent Directors

X	Committee Member

XX	Committee Chairman

2004 Committee Assignments

COMPENSATION AND
		NOMINATING AND	MANAGEMENT
	AUDIT	GOVERNANCE	DEVELOPMENT	EXECUTIVE
Robert B. Catell			XX	XX
Gordon F. Ahalt*(1)
John U. Clarke*(*)	XX		X
David G. Elkins*	X	X
Robert J. Fani		X
William G. Hargett				X
Gerald Luterman
Harold R. Logan, Jr.*	X	XX		X
Stephen W. McKessy*	X
H. Neil Nichols
James Q. Riordan, Sr.*(1)
Donald C. Vaughn*		X	X

*	Independent Directors

(*)	Audit Committee Financial Expert

(1)	Retiring Directors

X	Committee Member

XX	Committee Chairman

Committee Functions

     Audit Committee

     The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices and legal and regulatory compliance. In that connection, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accountants for the purposes of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee determines the independence of our independent public accountants, and our independent public accountants report directly to the Audit Committee, which must review and pre-approve the current year’s audit and non-audit fees.

     The Audit Committee operates under a charter that was revised in January 2004 and subsequently approved by the Board. This charter is attached to this Proxy Statement as Appendix C and is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com. The Audit Committee Charter prescribes the Committee’s responsibilities, which include the following:

•	Maintaining our compliance with legal and regulatory requirements relating to financial reporting accounting and controls

•	Overseeing our whistleblower procedures

•	Overseeing the pre-approval of audit fees

•	Appointing and overseeing our independent public accountants

•	Overseeing our internal audit function

•	Overseeing the integrity of our financial reporting processes, both internal and external

•	Assessing the affect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements

•	Reviewing our earnings press releases, earnings guidance and rating agency presentations

•	Performing an annual self-assessment of its effectiveness

•	Overseeing our risk analysis and risk management procedures

•	Resolving any disagreements between management and the independent public accountants regarding financial reporting.

     All members of the Audit Committee satisfy all NYSE and SEC criteria for independence and meet all financial literacy and other NYSE requirements for Committee service. The Board has determined that John U. Clarke is an “audit committee financial expert” as defined by the rules of the SEC.

     The Audit Committee’s report for 2003 appears on page 20 of this Proxy Statement under “Report of the Audit Committee of the Board of Directors”.

     Nominating and Governance Committee

     The Nominating and Governance Committee’s purpose is to assist the Board of Directors in promoting the interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices. In that connection, the Nominating and Governance Committee is responsible for establishing the standards and process for the selection of individuals to serve on the Board and developing and implementing policies and practices relating to corporate governance. The Nominating and Governance Committee operates under a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com. The Nominating and Governance Committee Charter prescribes the Committee’s responsibilities, which include the following:

•	Reviewing the independence of all Board and committee members on a regular basis

•	Recommending changes in the size or composition of the Board or any of its various Committees

•	Reviewing our certificate of incorporation, bylaws, and Committee charters, and recommending such amendments thereto as it may deem necessary or appropriate

•	Reviewing our Governance Guidelines

•	Overseeing the annual self-assessment performed by the Board and each Committee

•	Receiving stockholder proposals and recommending action with respect thereto

•	Recommending such additional actions related to corporate governance matters as the Committee may deem necessary or appropriate from time to time.

     The Board of Directors has determined, consistent with the Controlled Company Exemption, that a majority of the Committee members meet the NYSE standards for independence.

     Compensation and Management Development Committee

     The purpose of the Compensation and Management Development Committee is to be responsible for reviewing all aspects of development and compensation of our Board and executive officers. The Compensation and Management Development Committee operates pursuant to a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com.

     The Compensation and Management Development Committee Charter prescribes the Committee’s responsibilities, which include the following:

•	Assisting the Board in developing and evaluating potential candidates for executive positions

•	Reviewing and approving on an annual basis the corporate goals and objectives with respect to the chief executive officer

•	Reviewing and approving on an annual basis the evaluation process and compensation structure for the Company’s officers

•	Reviewing the Company’s incentive compensation and other stock-based plans and recommending changes to such plans to the Board

•	Overseeing the establishment and administration of the Company’s benefit programs

•	Preparing and publishing an annual executive compensation report in the Company’s Proxy Statement.

     The Committee has the authority to retain compensation consultants, outside counsel and other advisors as the Committee deems appropriate in its sole discretion.

     The Board of Directors has determined, consistent with the Controlled Company Exemption, that a majority of the Committee members meet the NYSE standards for independence. The Compensation and Management Development Committee’s report for 2003 appears on page 24 of this Proxy Statement under “Report of the Compensation and Management Development Committee of the Board of Directors”.

     Executive Committee

     The Executive Committee is vested with all power and authority of the Board of Directors in the management or direction of our business and affairs during intervals when it is not practicable to assemble the entire Board, except as to those matters that are expressly reserved to the Board of Directors, delegated to another Committee or prohibited by the bylaws or applicable law.

Qualifications for Nominations to the Board of Directors

     The Nominating and Governance Committee independently identifies qualified candidates for nomination to the Board of Directors and evaluates, in the same manner as all other candidates, the qualifications of all candidates that stockholders properly recommend for nomination. All candidates are considered under the Committee’s Qualifications for Nominations to the Board of Directors Policy which is attached to this Proxy Statement as Appendix D and is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com. In addition, the Company has an established process for the selection of nominees as described in Item 8 of the Governance Guidelines, which are attached to this Proxy Statement as Appendix A. Nominees are evaluated based on their background, experience and other relevant factors described in the Qualifications for Nominations to the Board of Directors Policy. Stockholders desiring to make Board of Director candidate recommendations should submit such nominations between 120 and 150 days in advance of the first anniversary of the previous year’s Proxy Statement in accordance with our Bylaws and Item 8 of our Governance Guidelines to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana St., Suite 2000, Houston, Texas 77002.

     Each of the current nominees for director listed under the caption “Proposal Number 1: Election of Directors” is an existing director standing for re-election. The Company has not paid any fee to a third-party to identify, evaluate, or assist in identifying or evaluating potential nominees. In connection with the 2004 Annual Meeting, the Nominating and Governance Committee did not receive any recommendation for a nominee proposed from any stockholder or group of stockholders owning more than 5% of the Company’s common stock.

Executive Sessions of The Board

     Our Governance Guidelines require our non-management directors to meet in executive session in conjunction with each of the Board’s regularly scheduled meetings and our independent directors to meet alone in special session at least once each calendar year. The executive sessions are presided over by the Chairman of the Board. The Chairman of the Nominating and Governance Committee will generally preside over all special sessions.

Director Orientation and Continuing Education

     The Board of Directors has adopted a Director Education Policy that encourages all directors to pursue formal ongoing education and development studies on topics that they deem relevant given their individual backgrounds and Committee assignments on the Board. Our Director Education Policy is available under the “Corporate Governance” section of our website at www.houstonexploration.com. Moreover, our Nominating and Governance Committee members meet with each director on an annual basis to survey the director’s educational and developmental activities during the previous 12-month period. The Nominating and Governance Committee is authorized to make such director-educational recommendations to individual directors as the Committee deems in the best interests of effective stewardship and Board operation. The directors are provided with continuing education materials covering upcoming seminars and conferences.

Board of Directors’ Committee Meeting Attendance and Annual Meeting Attendance

     In accordance with our Governance Guidelines, directors are expected to use all reasonable efforts to attend all meetings of stockholders, the Board and all Committees on which they are members unless impracticable or excused. In 2003, all members of the Board attended the Annual Meeting of Stockholders, with the exception of one member.

     During 2003, all directors attended at least 75 percent of the aggregate number of meetings of our Board of Directors and meetings of Committees on which they served.

Director Mandatory Retirement

     Our Governance Guidelines prescribe the mandatory retirement of all directors attaining the age of 75.

Communications Between Stockholders and the Board of Directors

     In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board, a process has been established for communications with any member of the Board. That process can be found in Item 25 of our Governance Guidelines, which are attached to this Proxy Statement as Appendix A. Communications should be sent to:

Corporate Secretary
The Houston Exploration Company
1100 Louisiana St.
Suite 2000
Houston, Texas 77002

     All communications received as described above and intended for the Board of Directors as a group or individually will be relayed to the appropriate directors.

Code of Business Conduct and Code of Ethics for Senior Financial Officers

     All of our employees, officers and directors are required to comply with the Company’s long-standing Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct covers all areas of professional conduct including:

•	Conflicts of interest

•	Customer relationships

•	Insider trading of our securities

•	Financial disclosure

•	Protection of confidential information

•	Strict legal and regulatory compliance.

Our employees, officers and directors are required to certify their compliance with our Code of Business Conduct Statement once each year.

     In addition to the Code of Business Conduct, all members of our senior financial management have subscribed in writing to our Code of Ethics for Senior Financial Officers, which prescribes additional ethical obligations pertinent to the integrity of our internal controls and financial reporting process, as well as the overall fairness of all financial disclosures.

     The full text of our Code of Business Conduct and the Code of Ethics for Senior Financial Officers can be found under the “Corporate Governance” section of our website at www.houstonexploration.com, and a copy will be provided, without charge, upon request.

PROPOSAL NUMBER 2:
APPROVAL OF THE 2004 LONG-TERM INCENTIVE PLAN

     On February 25, 2004 the Board of Directors approved The Houston Exploration Company 2004 Long-Term Incentive Plan (the “2004 Plan”), subject to stockholder approval at the Annual Meeting.

     The 2004 Plan is intended to advance the best interests of the Company and its stockholders by providing awards of long-term, equity-based incentives tied to appreciation in the value of the Company’s stock, which are designed to increase the recipients’ proprietary interests in the Company and encourage their continued service.

     Assuming the 2004 Plan is approved at the Annual Meeting, the 2004 Plan will be effective from June 3, 2004 (the “Effective Date”) until June 2, 2014, after which time no further awards will be made.

     If stockholders approve the 2004 Plan, then the Company will cease all further awards under The Houston Exploration Company 2002 Amended and Restated Long-Term Incentive Plan, the 1999 Stock Option Plan and the 1996 Stock Option Plan from and after the date of the Annual Meeting. All outstanding awards under the 2002 Amended and Restated Long-Term Incentive Plan, the 1999 Stock Option Plan and the 1996 Stock Option Plan will remain outstanding in accordance with their terms.

Description of the 2004 Plan

     The following summary of the material terms of the 2004 Plan is qualified in its entirety by reference to the complete text of the 2004 Plan, which is attached to this Proxy Statement as Appendix E.

     Eligibility. Individuals eligible to receive awards under the 2004 Plan include:

•	Employees of the Company or its Affiliates (as defined in the 2004 Plan)

•	Consultants and advisors of the Company or its Affiliates

•	Non-employee directors of the Company.

     The Compensation and Management Development Committee will designate which eligible individuals receive grants under the 2004 Plan. The Compensation and Management Development Committee, in its discretion, may grant awards to those employees and consultants and advisors of the Company or its Affiliates as it may from time to time determine, subject to the terms of the plan. We currently have approximately 175 employees and seven non-employee directors.

     Awards. Awards under the 2004 Plan may consist of any of the following:

•	Stock options

•	Stock appreciation rights

•	Performance stock

•	Performance units

•	Restricted stock

•	Restricted stock units.

     Stock options and stock appreciation rights may be granted independently or in tandem. Only employees of the Company are eligible to receive options that qualify as “incentive stock options” under Section 422 of the Internal Revenue Code (the “Code”). Non-employee directors of the Company (excludes employees and officers of the Company and KeySpan) are only eligible to receive pre-determined awards of nonqualified options and restricted stock prescribed in the plan.

     Shares Available for Awards. The total number of shares of our common stock, $.01 par value, with respect to which awards may be granted under the 2004 Plan is 1,500,000 shares, subject to adjustment as set forth in the plan. The shares of stock delivered pursuant to an award may consist, in whole or in part, of authorized but unissued shares, treasury shares, or shares of stock bought on the open market or otherwise. If any award is forfeited, terminated, canceled or exchanged or expires without the delivery of shares of stock, then the shares underlying the award, to the extent of such forfeiture, termination, cancellation, exchange or expiration again will be available for issuance under the 2004 Plan. Also, shares surrendered in connection with the exercise of awards under the 2004 Plan will become available for issuance and will be treated the same as any other shares available for issuance.

     Stock Options. Stock options represent the right (without any indicia of ownership of the underlying stock) to acquire a fixed number of shares of common stock for an exercise price through the term of the option. Stock options may be intended to qualify as incentive stock options or nonqualified stock options, as determined by the Compensation and Management Development Committee. The exercise price of all stock options granted under the 2004 Plan must be equal to or greater than the fair market value (as defined in the 2004 Plan) of the underlying shares on the date of grant. The maximum term of any stock option is ten years. The exercise price, number of shares, terms and conditions of exercise, whether a stock option is intended to qualify as an incentive stock option under the Code, and other terms of a stock option grant will be fixed by the Compensation and Management Development Committee as of the grant date.

     Stock Appreciation Rights. Stock appreciation rights (“SARs”) represent the right (without any indicia of ownership of the underlying stock) to receive a payment in cash or common stock equal to the excess of the fair market value of a specified number of shares of stock over a specified grant price. The grant price of all SARs granted under the 2004 Plan must be equal to or greater than the fair market value of the underlying shares on the date of grant. SARs may be granted alone or in tandem with stock options.

     Restricted Stock and Restricted Stock Units. Restricted stock is common stock that is subject to transfer restrictions and risk of forfeiture for a pre-determined period of time or until the satisfaction of pre-determined vesting events, including, but not limited to satisfaction of performance objectives established by the Compensation and Management Development Committee. Restricted stock units represent the right (without any indicia of ownership of the underlying stock) to receive compensation payable in stock following a pre-determined period of time or achievement of pre-determined vesting events, including, but not limited to satisfaction of performance objectives established by the Compensation and Management Development Committee.

     Performance Stock and Performance Units. Performance stock is common stock that is forfeited if performance objectives established by the Compensation and Management Development Committee are not achieved within a specified period. Performance units represent the right (without any indicia of ownership of the underlying stock) to receive compensation payable in cash or stock based on the satisfaction of performance objectives established by the Compensation and Management Development Committee within a specified period. The Committee may establish performance objectives based on one or more of the following criteria:

•	Reserves

•	Reserve replacement

•	Reserve life

•	Production

•	Income, including operating income, pre-tax income and/or net income

•	Cash flow

•	Completion of acquisitions, divestitures or other significant financial or strategic transactions

•	Defined expenses or reduction of expenses

•	Return on capital, assets or equity

•	Finding and development costs

•	Share price or performance

•	Shareholder return

•	Economic value added.

To the extent it determines appropriate, the Compensation and Management Development Committee also may develop performance objectives using other business criteria to promote the purposes of the 2004 Plan, notwithstanding that such other criteria would not result in “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance objectives may be measured based on Company-wide performance, or performance of a division, subsidiary, department or function within the Company or an Affiliate or an individual.

     Individual Limits. The maximum aggregate number of shares of stock subject to incentive stock options that may be granted to any plan participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of stock subject to nonqualified options that may be granted to any plan participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of stock subject to SARs that may be granted to any plan participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of performance stock that may be granted to any plan participant in any calendar year is 300,000 shares. The maximum aggregate payment with respect to performance units awarded to a plan participant in any calendar year may not exceed the value of 300,000 shares. The maximum aggregate number of shares of restricted stock that may be granted to any plan participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of stock subject to restricted stock units that may be granted to any plan participant in any calendar year is 300,000 shares.

     Non-employee Director Awards. Under the 2004 Plan, each non-employee director receives an automatic annual grant of (i) a nonqualified option to purchase 2,000 shares of common stock and (ii) 2,000 shares of restricted stock on September 20 (or if September 20 is not a business day, on the next following business day). In the case of an individual who becomes a non-employee director after September 20 of the year, he or she will receive an automatic annual grant of (i) a nonqualified option to purchase 2,000 shares of common stock and (ii) 2,000 shares of restricted stock on the date of his or her election as a non-employee director. Options granted to non-employee directors are fully vested and exercisable at the date of grant and have an exercise price equal to the fair market value of the underlying shares on the date of grant. Transfer is restricted on all restricted stock until the earlier of five years or termination of the non-employee director by reason of death, disability or retirement. The Board of Directors has discretion to remove any transfer restrictions on restricted stock in the case of any other circumstance deemed appropriate by the Board.

     Administration. The 2004 Plan will be administered by the Compensation and Management Development Committee. All questions of interpretation and application of the 2004 Plan and awards under the 2004 Plan will be subject to the determination of the Compensation and Management Development Committee. In carrying out its authority under the 2004 Plan, the Compensation and Management Development Committee will have full and final authority and discretion, including but not limited to, the right, power and authority, to:

•	Determine the persons to whom and the time or times at which awards will be made

•	Determine the number of shares and the purchase price or grant price of stock covered in each option or SAR, subject to the terms of the plan

•	Determine the terms, provisions and conditions of each award, which need not be identical

•	Determine whether an award has been earned and/or vested

•	Accelerate or, with the consent of the plan participant, defer the vesting of any award and/or the exercise date of any award

•	Define the effect, if any, on any award of the death, disability, retirement, or termination of employment of the plan participant

•	Prescribe, amend and rescind rules and regulations relating to administration of the plan, and

•	Make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of the plan.

     Notwithstanding the foregoing, the Compensation and Management Development Committee does not have the authority or discretion to modify any of the terms of the automatic nonqualified option and restricted stock grants to non-employee directors, or grants to executive officers made pursuant to the executive’s employment agreement. The actions of the Compensation and Management Development Committee are final, conclusive and binding on all parties.

     Non-transferability; Deferrals. Awards under the 2004 Plan are not transferable by a plan participant other than by will or under the laws of descent and distribution. The Compensation and Management Development Committee may permit or require a plan participant to defer his or her receipt of the payment of cash or the delivery of shares of stock that otherwise would be due to him or her upon the exercise of an option or SAR, the lapse or waiver of restrictions on restricted stock or restricted stock units, or the satisfaction of any requirements or goals of performance stock or performance units.

     Change in Capital Structure. If the Company undergoes a subdivision or consolidation of shares or other capital readjustment, a spinoff, the payment of a stock dividend, or certain other increases or reductions of the number of shares of the stock outstanding, without receiving compensation for it (in money, services or property)

then (a) the number, kind, class, and, if applicable, per share price of shares of stock subject to outstanding awards under the 2004 Plan will be appropriately adjusted by the Compensation and Management Development Committee, (b) the number, kind and class of shares of stock then reserved to be issued under the plan or reserved for any particular type of award, as well as the individual award grant limitations, will be adjusted in an equitable manner by the Compensation and Management Development Committee; and (c) if the Compensation and Management Development Committee determines it to be appropriate in order to prevent dilution or enlargement of benefits intended to be made available with respect to any award, any other factor pertaining to an outstanding award may be appropriately adjusted by the Compensation and Management Development Committee.

     Change of Control. In the event of a Change of Control (as defined in the 2004 Plan on page E-1 of Appendix E), generally all outstanding awards automatically will become fully vested immediately prior to the Change of Control (or such earlier time as set by the Compensation and Management Development Committee), all limitations, restrictions on transfer or other restrictions, if any, with respect to the awards will lapse and all performance objectives, if any, for the awards will be deemed to have been met at a target level prescribed by the Compensation and Management Development. In addition, in the event of a Change of Control, the Compensation and Management Development Committee may, in its discretion: (i) adjust the terms of the award in a manner determined by the Compensation and Management Development Committee to reflect the Change of Control, (ii) cause the award to be assumed, or new rights substituted therefore, by another entity, (iii) provide that all outstanding awards that require exercise may be canceled by the Compensation and Management Development Committee as of the effective date of the Change of Control if (1) notice of cancellation is given to each award holder and (2) each award holder will have the right to exercise that award in full during a period set by the Compensation and Management Development Committee preceding the effective date of the Change of Control, or (iv) make such other provisions as the Compensation and Management Development Committee may consider equitable and in the best interest of the Company.

     If, in a transaction not constituting a Change of Control, the Company (i) merges or consolidates with another corporation and the Company is not the surviving corporation, or (ii) separates (including a spin-off or other distribution of stock or property), then, with respect to outstanding awards, the Compensation and Management Development Committee may: (a) adjust, in the manner it deems equitable or necessary, the number, type and/or terms of shares (or other security or property) subject to the awards; (b) waive any limitations, restrictions on transfer or other restrictions and deem any performance objectives applicable to an award to have been met so that an award, may be fully vested and payable in part or in full at the target level prescribed by the Committee and cancelled if not then payable; and (c) cancel all outstanding awards if (1) notice of cancellation is given to each award holder and (2) each award holder will have the right to exercise that award in during a period set by the Compensation and Management Development Committee.

     Amendment, Modification, and Termination. The Board of Directors may amend, terminate or suspend the 2004 Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to maintain the status of any incentive stock option under the Code, no amendment that would (a) change the aggregate number of shares of stock which may be issued under incentive stock options, (b) change the class of employees eligible to receive incentive stock options, or (c) decrease the exercise price for incentive stock options below the fair market value of the underlying shares at the time of grant will be made without the approval of the Company’s stockholders. Subject to the preceding sentence, the Board may make any changes in the 2004 Plan and in the regulations and administrative provisions under it or in any outstanding incentive stock option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any incentive stock option granted under the plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential federal income tax treatment.

Federal Income Tax Consequences

     The following is a brief general summary of certain federal income tax consequences applicable to awards granted under the 2004 Plan, based on current federal income tax laws, regulations (including proposed regulations), and judicial and administrative interpretations thereof. The federal income tax law and regulations are frequently amended, and such amendments may or may not be retroactively applied. Individual circumstances also may vary these results.

     Stock Options. A plan participant will not be subject to any federal income tax upon the grant of an incentive stock option or nonqualified option under the 2004 Plan.

     An employee will not recognize income for federal income tax purposes (and the Company will not be entitled to any federal income tax deduction) as a result of the exercise of an incentive stock option and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of an incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may have an increase in their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

     If the shares transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the incentive stock option is granted or within one year from the date the incentive stock option is exercised (the “holding periods”), the employee will recognize ordinary income equal to the lesser of (a) the excess of the amount realized on the disposition over the price paid for the shares or (b) the excess of the fair market value of the shares subject to such disposition on the date the incentive stock option was exercised over the price paid for the shares. Any additional gain realized on the disposition will be long-term capital gain or short-term capital gain, depending on the time period over which the employee has held the shares. In such case, the Company (or an Affiliate) ordinarily will be entitled to a federal income tax deduction for the same amount that the employee recognized as ordinary income.

     If the shares transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, long-term capital gain or long-term capital loss is recognized on the disposition. The Company will not be entitled to a federal income tax deduction as a result of such a disposition.

     An optionee will recognize ordinary income upon the exercise of an nonqualified option equal to the excess of the fair market value of the shares of stock purchased at exercise over the exercise price for such stock unless the sale of the stock at a profit within six months after the “purchase” of the shares subject to the nonqualified option could subject the optionee to a suit under Section 16(b) of the 1934 Act, in which event the optionee either will need to make an election to be taxed on such spread at the time of exercise pursuant to Section 83(b) of the Code or will recognize ordinary income equal to the excess of the fair market value of the stock on the earlier of the end of such six-month period or the first date within such six-month period on which the optionee could sell the stock at a profit without being subject to such a suit, over the exercise price for the stock. The US Tax Court has held that the “purchase” of shares subject to an option for this purpose occurs when the option is granted.

     The Company ordinarily will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the optionee upon exercise of a nonqualified option.

     SARs. The grant of SARs under the 2004 Plan will not result in the recognition of any taxable income by the recipient. A holder of an SAR generally will recognize ordinary income in the year of exercise of the SAR in an amount equal to the cash and the fair market value of the shares and other property, if any, paid to him or her upon the exercise of the SAR. Upon the exercise of an SAR, the Company (or an Affiliate) generally will be entitled to a federal income tax deduction in the amount equal to the ordinary income recognized.

     Restricted Stock/Units. The grant of an award of restricted stock/units under the 2004 Plan generally will not be taxable to the recipient, and is not deductible by the Company, at the time of grant, unless the restrictions on restricted stock do not present a substantial risk of forfeiture under Section 83 of the Code. Upon the expiration of the forfeiture restrictions applicable to the award (i.e., as the shares/units become vested), the holder will recognize ordinary income in an amount equal to the excess of the fair market value of those shares over the amount (if any) paid for the shares/units. The fair market value generally will be determined on the date the shares/units become vested. If the restricted stock/units are forfeited, no gain will be recognized.

     A restricted stock holder may elect under Section 83(b) of the Code to recognize the fair market value of the stock, less the amount, if any, paid for the shares, as ordinary income at the time of grant of the restricted stock subject to substantial risk of forfeiture. If a plan participant makes such an election, (a) he or she will not otherwise be taxed in the year that the stock vests, and (b) if the restricted stock is subsequently forfeited, he or she will not be allowed a deduction with respect to the forfeiture.

     If the Compensation and Management Development Committee credits dividends paid during the period the forfeiture restrictions apply, the dividends also will be treated as compensation income and deductible by the

Company upon vesting. Any cash dividends actually paid on restricted stock/units under the 2004 Plan prior to the date the award vests are treated as ordinary income in the year received.

     Depending on the period shares are held after receipt, the subsequent sale or other taxable disposition of the shares will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of the shares when ordinary income was recognized.

     The Company generally will be entitled to a federal income tax deduction in the amount and at the time ordinary income is recognized.

     Performance Stocks/Units. A plan participant generally will not recognize any taxable income upon the grant of performance stock or performance units. Upon payment of cash or shares based on the number and value of the performance stock/units earned over the performance period, a plan participant generally will recognize as ordinary income an amount equal to the cash and the fair market value of the shares received. The Company generally will be entitled to a federal income tax deduction in the amount and at the time ordinary income is recognized.

The Houston Exploration Company 2004 Long-Term Incentive Plan
New Plan Benefits

     On February 25, 2004 the Board of Directors approved our 2004 Long-Term Incentive Plan, which is subject to stockholder approval at this Annual Meeting. As of the date of this Proxy Statement, no awards have been made under such 2004 Plan. If the 2004 Plan had been in effect in 2003, the benefits or amounts which would have been received or allocated for the year ended December 31, 2003 would have been as follows:

Name and Principal Position	Dollar Value ($)(1)	Number of Units(1)
William G. Hargett (2) President and Chief Executive Officer	$720,000	47,500

John H. Karnes (2) Senior Vice President and Chief Financial Officer	$142,500	9,400

Steven L. Mueller (2) Senior Vice President and General Manager — Onshore Division	$132,500	8,700

Charles W. Adcock (2) Senior Vice President and General Manager—Offshore Division	$127,500	8,400

James F. Westmoreland (2) Vice President and Chief Accounting Officer	$119,500	7,900

All Executive Officers as a Group(2)(3)	$1,682,500	110,900
Non-Executive Director Group(4)	$1,137,000	44,000
Non-Executive Officer Employee Group(5)	—	—

(1)	Based on closing price of $36.52 on December 31, 2003.

(2)	These grants would be pursuant to a pre-defined formula in the named executive’s employment contract.

(3)	Includes four additional executive officers not named above.

(4)	Options on 2,000 shares of common stock and 2,000 shares of restricted stock were granted in 2003 to each non-executive director with an exercise price equal to the fair market value of the underlying shares on the date of grant. In 2003 we had 11 non-executive directors.

(5)	Awards are not determinable because such benefits or amounts, if any, will be awarded in the future at the discretion of the Compensation and Management Development Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE HOUSTON
EXPLORATION COMPANY 2004 LONG-TERM INCENTIVE PLAN.

PROPOSAL NUMBER 3:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our Audit Committee has appointed the firm of Deloitte & Touche LLP as our independent public accountants to audit our accounts for the fiscal year ending December 31, 2004. Deloitte & Touche LLP served as our independent public accountants for fiscal year 2003. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight over the independent public accountants, we are requesting, as a matter of good corporate governance that the stockholders ratify the appointment of the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of The Houston Exploration Company and its subsidiary for the year ending December 31, 2004.

     If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at anytime during the year if it determines that such change would be in the best interest of our stockholders.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Fees Billed by Independent Public Accountants

     The following table provides a summary of fees for professional services preformed by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2003 and 2002, together with fees billed for other services performed by Deloitte & Touche LLP during 2003.

	Fees Paid In		Fees Paid In
Services Rendered	2003		2002
Audit fees	$474,568	(1)	$236,630	(3)
Audit related fees	77,845	(2)	53,500	(4)
Tax fees	—		—
All other fees	—		—

Total	$552,413		$290,130

(1) Includes (i) our annual financial statement audit — $220,000; (ii) our rule 144A Offering Memorandum for our 7% Senior Subordinated Notes - $144,618; (iii) our Form S-4 Registration Statement — $89,703; (iv) review of the accounting for an interest rate swap transaction — $17,463; and (v) review of the accounting for restricted stock awards — $2,784.

(2) Includes (i) the review of our annual Employee Incentive Compensation bonus calculation — $21,000; (ii) the audit of our 401(k) Plan — $51,341; and (iii) review of the accounts for our Transworld acquisition — $5,504.

(3) Includes (i) our annual financial statement audit — $200,000; (ii) assurance services provided in connection with SEC registration statements - $21,850; (ii) review of accounting associated with the implementation of our Deferred Compensation Plan — $12,750; (iii) review of our accounting under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” — $2,030.

(4) Includes (i) the audit of our 401(k) plan — $25,000; (ii) review of our Employee Incentive Annual Compensation bonus calculation — $20,000; and (iii) review of our acquisition of KeySpan joint venture assets $8,500 (see page 33 “Acquisition of KeySpan Joint Venture Assets”).

     The Audit Committee has reviewed the nature and scope of the services provided by Deloitte & Touche LLP and considers the services provided to have been compatible with the maintenance of Deloitte & Touche’s independence throughout its service to our Company.

     The Audit Committee has determined that the scope of services to be provided by Deloitte & Touche LLP Deloitte & Touche in 2004 will generally be limited to audit and audit related services and tax services. The Audit Committee must expressly approve the provision of any services by Deloitte & Touche LLP outside the scope of the foregoing services.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NUMBER 3.
PROXIES EXECUTED AND RETURNED WILL BE VOTED “FOR” PROPOSAL NUMBER 3 UNLESS THE
PROXY SPECIFIES OTHERWISE.

Pre-Approval Policies and Procedures

     The Audit Committee has adopted guidelines for the pre-approval of audit and permitted non-audit services by the Company’s independent public accountants. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent public accountants and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The “Audit Fee Pre-Approval Policy” adopted by the Audit Committee in January 2004 is attached as Appendix F to this Proxy Statement. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chairman of the Audit Committee. The Chairman of the Audit Committee will report any specific approval of services at its next regular meeting. The Audit Committee will review a summary report detailing all services being provided to the Company by its independent public accountants. All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee.

Report of the Audit Committee of the Board of Directors

     The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices and legal and regulatory compliance. In that connection, the Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the quarterly and annual financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, and annual review of independence, qualifications, performance and compensation of the Company’s independent public accountants and the performance of the Company’s internal audit function; the review and pre-approval of the current year audit and non-audit fees; compliance with the business practices and ethical standards of the Company; and overseeing the Company’s risk analysis and risk management. The Audit Committee also reviews its charter annually. This is a report on the Audit Committee’s activities relating to the calendar year 2003.

     The Audit Committee is composed of four independent directors. The Board of Directors has made a determination that each member of the Audit Committee is independent and financially literate in the judgment of our Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board has also determined that one or more members of the Audit Committee has accounting or related financial management expertise. The Board determined that Mr. John U. Clarke is an “audit committee financial expert” as defined by rules of the SEC.

     The Audit Committee operates pursuant to a charter that was last amended and restated by the Board in January 2004. This charter is attached to this Proxy Statement as Appendix C and can be found on the Company’s website at www.houstonexploration.com under the “Corporate Governance” section. A copy of the Audit Committee Charter will be provided, without charge, upon request.

     As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including the issue of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or the Company’s independent public accountants are in fact “independent”.

     The Committee met nine times during 2003. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent public accountants without the presence of the Company’s management.

     In performing its oversight function, the Committee reviews and discusses with management and the independent public accountants the annual audited financial statements and quarterly operating results prior to their issuance. During 2003, management advised the Committee that the financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with independent public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented. The Committee has also received the written disclosures from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     Based on its reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

     The following members of the Audit Committee have given this report:

James Q. Riordan, Sr. — 2003 Chairman
John U. Clarke — 2004 Chairman
Gordon F. Ahalt — 2003 Committee Member
David G. Elkins — 2003 and 2004 Committee Member
Harold R. Logan, Jr. — 2003 and 2004 Committee Member
Stephen W. McKessy — 2004 Committee Member

     This report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate the Audit Committee Report by reference, and will not otherwise be deemed filed under the Acts.

EXECUTIVE COMPENSATION

Executive Officers

     The following information concerns our executive officers, including the business experience of each during the past five years.

Name	Age	Executive Since	Office
William G. Hargett	54	2001	President and Chief Executive Officer
			Senior Vice President and General Manager -
Charles W. Adcock	50	1996	Offshore Division
John H. Karnes	44	2002	Senior Vice President and Chief Financial
			Officer
Timothy R. Lindsey	51	2003	Vice President of Exploration
Steven L. Mueller	51	2001	Senior Vice President and General Manager -
			Onshore Division
Tracy Price	45	2001	Senior Vice President - Land
Roger B. Rice	59	2002	Vice President - Human Resources and
			Administration
Thomas E. Schwartz	47	1990	Vice President - Geophysics
James F. Westmoreland	48	1986	Vice President and Chief Accounting Officer

     William G. Hargett was appointed President and Chief Executive Officer and a Director on April 4, 2001. Immediately prior to joining Houston Exploration and from September 2000 to March 2001, Mr. Hargett was a private investor. From May 5, 1999 until August 29, 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April of 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned a B.S. and an M.S. from the University of Alabama.

     Charles W. Adcock was appointed Senior Vice President and General Manager - Offshore Division effective October 1, 2001. From April 2000 to October 2001, Mr. Adcock served as Senior Vice President — Operations and Engineering. Mr. Adcock held the position of Vice President — Project Development from September 1996 until April 2000. Mr. Adcock held the same position, Vice President — Project Development, with Fuel Resources, Inc., a subsidiary of Brooklyn Union that previously owned our onshore properties, from 1993 to 1996. Prior to joining Fuel Resources, Inc., Mr. Adcock worked at NERCO Oil & Gas as Reservoir Engineering Specialist. Prior to NERCO, he held various engineering positions with Apache, ANR Production and Aminoil U.S.A. Mr. Adcock is a Registered Professional Engineer in the State of Texas, and received his B.S. in Civil Engineering from Texas A&M University and an M.B.A. from the University of St. Thomas.

     John H. Karnes was appointed Senior Vice President and Chief Financial Officer effective November 18, 2002. Immediately prior to joining Houston Exploration, Mr. Karnes was Vice President and General Counsel for Encore Acquisition Company an NYSE-listed oil and gas producer, since January 2002. During 2000 and 2001, Mr. Karnes was Executive Vice President and Chief Financial Officer of CyberCash, Inc., an internet payment software and services provider. Mr. Karnes also served as Chief Operating Officer of CyberCash during the break up and sale of its operating divisions through a pre-packaged Chapter 11 bankruptcy proceeding in 2001. Mr. Karnes was Vice President and General Counsel of Snyder Oil Corporation, an independent oil and gas producer, during 1998 and 1999. Prior to joining Synder, Mr. Karnes held senior executive financial and legal positions with NYSE-listed companies in a variety of industries and practiced law with the national law firm of Kirkland & Ellis, specializing in corporate finance as well as mergers and acquisitions. Mr. Karnes has a Juris Doctorate from Southern Methodist University School of Law and a Bachelor in Business Administration — Accounting from the University of Texas at Austin.

     Timothy R. Lindsey joined Houston Exploration on September 29, 2003 in the newly created position of Vice President of Exploration. Mr. Lindsey’s primary responsibilities involve assessing our current and future exploration programs and evaluating new regions for us to consider for expansion. Immediately prior to joining Houston Exploration, Mr. Lindsey worked for more than 27 years in various capacities at Marathon Oil Company including senior management roles in both domestic and international exploration and business development. Most recently he was Marathon’s International Exploration Manager. Nearly 20 years of his career were spent focusing on domestic operations in the Rocky Mountains, onshore Gulf Coast and offshore Gulf of Mexico areas. Mr. Lindsey holds a bachelor’s degree in geology from Eastern Washington University and completed graduate studies in economic geology at the University of Montana. In addition, he participated in the Advanced Management Program at the Kellogg School of Management at Northwestern University and is a member of the American Association of Petroleum Geologists.

     Steven L. Mueller was appointed to the newly created position of Senior Vice President and General Manager — Onshore Division effective October 22, 2001. Immediately prior to joining Houston Exploration, Mr. Mueller had been Senior Vice President — Exploration and Production for Belco Oil and Gas Corp. Mr. Mueller joined Belco Oil and Gas Corp. in 1996 and held various senior management positions involving oil and gas exploration. From 1992 to 1996 Mr. Mueller was Exploitation Vice President for American Exploration Company. From 1988 to 1992, Mr. Mueller was Exploration Manager — South Louisiana for Fina Oil and Chemical Company. Mr. Mueller began his career with Tenneco Oil Corporation in 1975 and held various geological and engineering positions with Tenneco from 1975 to 1988. Mr. Mueller received his B.S. in Geological Engineering from the Colorado School of Mines in 1975.

     Tracy Price was appointed Senior Vice President — Land effective July 16, 2001. Immediately prior to joining Houston Exploration, Mr. Price had been Manager of Land and Business Development for Newfield Exploration Company since September 1990. From 1986 to 1990, Mr. Price was Land Manager with Apache Corporation. Prior to joining Apache Corporation, Mr. Price served as Senior Landman for Challenger Minerals Inc. from 1983 to 1986 and worked as a landman for Phillips Petroleum Company from 1981 to 1983. He received his B.B.A. in Petroleum Land Management from The University of Texas.

     Roger B. Rice was appointed to the newly created position of Vice President — Human Resources and Administration effective March 1, 2002. Mr. Rice worked as a paid consultant for Houston Exploration since June 2001. From January 2001 to June 2001, Mr. Rice was a private management consultant and oil and gas investor. From December 1998 to December 2000, Mr. Rice was Vice President and General Manager for Santa Fe Snyder Corporation where he was responsible for all onshore exploration and production activities in Texas and New Mexico. Mr. Rice had been Vice President — Human Resources with Snyder Oil Corporation from 1997 until its merger with Santa Fe Resources in 1999. From 1992 to 1997, Mr. Rice was Vice President Human Resources and Administration with Apache Corporation. From 1989 to 1992, he was Managing Consultant with Barton Raben, Inc., an executive search and consulting firm specializing in the energy industry. Previously, Mr. Rice was Vice President Administration for The Superior Oil Company and held various management positions with Shell Oil Company. He earned his B.A. and M.B.A. from Texas Technological University.

     Thomas E. Schwartz has been Vice President — Geophysics since May 1998. Prior to his appointment to Vice President, Mr. Schwartz was a senior offshore geophysicist for us from 1990 to 1998. From 1984 until 1990, Mr. Schwartz held the positions of senior geologist and senior geophysicist for Sonat Exploration Company. Prior to joining Sonat Exploration Company, he was an explorationist with Eason Oil Company from 1980 to 1984. Mr. Schwartz received his B.S. in Geology from the University of New Orleans.

     James F. Westmoreland has been Vice President and Chief Accounting Officer since October 1995, and also held the title of Corporate Secretary from October 1995 until January 2003. Prior to that, he was Vice President and Comptroller from 1986 to 1995. Mr. Westmoreland was supervisor of natural gas and oil accounting at Seagull from 1983 to 1986. Mr. Westmoreland holds a B.B.A. in Accounting from the University of Houston.

Report of the Compensation and Management Development Committee of the Board of Directors

     The Compensation and Management Development Committee of our Board of Directors currently consists of Robert B. Catell, John U. Clarke and Donald C. Vaughn, none of whom is an employee of Houston Exploration. Messrs. Gordon F. Ahalt and James Q. Riordan, Sr. served on the Committee until replaced in January 2004 by Messrs. Clarke and Vaughn. Mr. Catell is Chairman and Chief Executive Officer of KeySpan. The Compensation and Management Development Committee is responsible for evaluating the performance of management, determining the compensation for our officers, employees and agents, administering our benefit plans under which we may make grants or awards to our employees, or provide other assistance to any of our employees. The Committee has the authority to retain such compensation consultants, outside counsel and other advisors as the Committee deems appropriate in its sole discretion.

     The Committee has furnished the following report on executive compensation for 2003:

     Compensation Policies for Executive Officers

     Under the supervision of the Committee, we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and to motivate management to enhance long-term stockholder value. The annual compensation package for executive officers primarily consists of:

•	A cash salary that reflects the responsibilities relating to the position and individual performance

•	Long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and our stockholders

•	Incentive compensation bonuses payable in cash and tied to individual or Company-wide achievement of various goals or milestones.

     In determining the level and composition of compensation of each of our executive officers, the Committee takes into account various qualitative and quantitative indicators of corporate and individual performance. The Committee generally seeks to set salaries competitive with those of peer group companies and employs an independent compensation consulting firm to assist in its analysis. In setting the salaries, the Committee generally considers our peer group to be independent oil and gas exploration and production companies with a similar mix of offshore and onshore operations. For 2003, this peer group includes the same companies comprising the peer group reflected in the performance graph in this Proxy Statement.

     Base compensation is established through negotiation between the Committee and the executive officer at the time the executive is hired, and then subsequently adjusted when the officer’s base compensation is subject to review or reconsideration. While the Company has entered into employment agreements with all of its executive officers, the agreements provide that base salaries may be increased at the Committee’s discretion pursuant to annual reviews. When establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to our Company, strategic goals for which the executive has responsibility, and compensation levels of peer group companies. No pre-determined weights are given to any one of the factors.

     In addition to each executive officer’s base compensation, the Committee awards cash incentive compensation bonuses to executive officers based on the achievement of pre-determined operating or financial results such as reserve replacements, finding cost, net income and stockholder return.

     Our executive officers are also eligible to receive long-term stock-based incentive awards under the 2002 Amended and Restated Long-Term Incentive Plan (to be replaced by the 2004 Plan, if approved by the stockholders), as a means of providing these individuals with a continuing proprietary interest in the Company. These grants are determined by a predefined formula in each executive officer’s employment contract. These grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for these employees to achieve and maintain high levels of performance. Stock options enhance our ability to attract and retain the services of qualified individuals. On October 26, 1999, our Board of Directors established a change of control plan pursuant to which all our employees, including our executive officers, will be entitled to receive, upon a change of control (as defined in the plan) a “stay-on” bonus in the amount of 125% of the employee’s regular target bonus percentage multiplied by the employee’s annual salary. In addition, a change of control will cause all stock options, phantom stock and other employee benefits to become fully vested.

     Chief Executive Compensation

     Effective April 4, 2001, Mr. Hargett became our Chief Executive Officer and President. On that date, we entered into an employment agreement with Mr. Hargett, which was amended on May 17, 2002 to provide that in the event of the sale of all or substantially all of the assets of our Company or the acquisition by any person other than KeySpan of a majority of the outstanding common stock of our Company, Mr. Hargett will be paid an approximate amount between $3,000,000 and $7,500,000, with the exact amount to be determined according to a formula set forth in the agreement, which is based either on the acquisition stock price or the transaction value. For the year ended December 31, 2003, Mr. Hargett’s annual compensation was comprised of:

•	A base salary of $457,500 for 2003. Mr. Hargett’s annual base salary was increased effective October 1, 2003 to $480,000 per year from $450,000 per year for the period October 1, 2002 through September 30, 2003

•	A long-term stock-based incentive award of 67,900 non-qualified stock options granted on October 21, 2003 at an exercise price of $35.62 per share. Mr. Hargett’s 2003 stock option grant was made pursuant to the terms of the 2002 Long-Term Incentive Plan. Options were granted at the closing price of our common stock as reported by the NYSE on the date of grant. The options expire 10 years from the grant date and vest in one-fifth increments on each of the first five anniversaries of the grant date

•	An annual incentive cash bonus of 70% of base salary if certain pre-established financial targets are achieved for the year. For 2003, Mr. Hargett achieved 115% of his targeted objectives and his year-end base salary rate of $480,000 was used in calculating his bonus award for 2003, and accordingly, he earned a cash bonus of $387,072.

     Section 162(m) of the Internal Revenue Code of 1986, as amended

     Section 162(m) of the Code, added by the Revenue Reconciliation Act of 1993, places a $1 million per executive cap on the deductible compensation that can be paid to executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit if certain requirements are satisfied. Although our compensation policy is generally designed to correlate compensation to performance, certain payments may not meet Code requirements because they allow our Committee and Board to exercise discretion in setting compensation. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

     The following members of the Compensation and Management Development Committee have given report:

Robert B. Catell — Chairman
James Q. Riordan, Sr. — 2003 Committee Member
Gordon F. Ahalt — 2003 Committee Member
John U. Clarke — 2004 Committee Member
Donald C. Vaughn — 2004 Committee Member

     This report of the Compensation and Management Development Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and is not otherwise deemed filed under these Acts.

Compensation Committee Interlocks and Insider Participation

     The Company’s Compensation and Management Development Committee for 2003 consisted of Messrs. Catell, Ahalt and Riordan; the current Committee consists of Robert B. Catell, John U. Clarke and Donald C.

     Vaughn. None of the 2003 or 2004 Committee members has served as an officer of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

     Robert B. Catell, a member of the Compensation and Management Development Committee, is Chairman of the Board and Chief Executive Officer of KeySpan. KeySpan owns approximately 55% of our common stock, as of April 14, 2004, and is a party to transactions with us which are described under “Related Party Transactions” beginning on page 31.

Summary Compensation Table

     The following table sets forth summary information concerning the compensation we paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively, the “Named Executive Officers”):

				Long-Term Compensation
				Restricted	Securities
		Annual Compensation(1)		Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Awards($)(2)	Options(#)	Payouts($)(3)	Compensation($)(4)
William G. Hargett	2003	$457,500	$387,072	$—	67,900	$—	$105,860
President and Chief Executive Officer	2002	433,000	306,000	—	95,000	—	87,000
	2001	299,000	321,100	256,000	158,000	—	10,500

John H. Karnes	2003	$277,501	$180,576	—	30,900	—	$87,511
Senior Vice President and Chief	2002	35,425	40,000	—	60,000	—	—
Financial Officer	2001	—	—	—	—	—	—

Steven L. Mueller	2003	$250,000	$167,904	—	20,300	$—	$77,238
Senior Vice President and General	2002	235,000	131,000	—	39,000	—	36,000
Manager — Onshore Division	2001	45,000	27,000	—	50,000	—	—

Charles W. Adcock	2003	247,500	161,568	—	20,300	—	$57,400
Senior Vice President and General	2002	235,000	131,000	—	39,000	—	46,000
Manager — Offshore Division	2001	213,000	304,000	—	47,619	48,000	10,500

James F. Westmoreland	2003	$235,583	$151,430	—	13,600	$—	$78,612
Vice President and Chief Accounting	2002	203,000	123,000	—	20,000	—	60,000
Officer	2001	193,000	286,000	—	47,619	68,000	51,500

(1)	Annual compensation amounts exclude perquisites and other personal benefits because the compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer. Bonus amounts for 2001 include a special bonus paid in January 2001 in connection with the grant of non-qualified stock options. Amounts include: $167,000 each for Messrs. Adcock and Westmoreland.

(2)	Pursuant to Mr. Hargett’s employment agreement dated April 4, 2001, Mr. Hargett was granted 10,000 restricted shares of common stock at $25.58 per share, which vested in one-third increments over a three-year period on each anniversary date of the grant, but would have vested in full if Mr. Hargett had terminated his employment for good reason or if we would have terminated Mr. Hargett for any reason other than cause, as defined in his employment agreement.

(3)	Long-term Incentive Payouts (“LTIP”) for 2001 were cash payments pursuant to phantom stock rights granted in December 1996, of which 20% were payable on December 16th of each of the years 1997 through 2001. Each phantom stock right represented the right to receive a cash payment determined by the average closing price on the NYSE of one share of common stock for the five trading days preceding the payout date multiplied by the number of Phantom Stock Rights payable on the payout date.

(4)	Includes distributions attributable to overriding royalty interests in our properties paid to Mr. Westmoreland of $25,400, $14,000 and $41,000, respectively, for 2003, 2002 and 2001. Also includes matching contributions we made under our 401(k) and Deferred Compensation Plans and car allowances of $8,400 to each Named Executive Officer. Mr. Karnes and Mr. Mueller were reimbursed for relocation expense pursuant to their employment agreement. They were also reimbursed for the federal income tax they incurred as a result of the reimbursements. Mr. Karnes received $39,424 and Mr. Mueller received $19,216 in 2003.

Options Granted in 2003

     The following table provides certain information with respect to options granted to the Named Executive Officers during 2003 under the 2002 Amended and Restated Long-Term Incentive Plan.

	Individual Grants(1)
		Percent of
		Total
	Number of	Options			Potential Realizable Value
	Securities	Granted to			At Assumed Annual
	Underlying	Employees	Exercise or		Rates of Stock Price
	Options	in Fiscal	Base Price	Expiration	Appreciation for Option Term(2)
Nae	Granted(#)	Year	($/Sh)	Date	5% ($)	10% ($)
William G. Hargett	67,900	10.6%	$35.62	10/21/2013	$1,521,043	$3,854,622
John H. Karnes	30,900	4.8%	35.62	10/21/2013	692,198	1,754,165
Steven L. Mueller	20,300	3.2%	35.62	10/21/2013	454,745	1,152,413
Charles W. Adcock	20,300	3.2%	35.62	10/21/2013	454,745	1,152,413
James F. Westmoreland	13,600	2.1%	35.62	10/21/2013	304,657	772,060

(1)	We have not issued any stock appreciation rights to the Named Executive Officers.

(2)	The SEC requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

Aggregated Options Exercised in 2003 and Fiscal Year-End Option Values

     The following table provides information regarding stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2003, the number of shares of common stock underlying unexercised options held by each Named Executive Officer, as of the end of 2003, and the value, based on the closing price of our common stock on the NYSE of $36.52 on December 31, 2003, of exercisable and unexercisable “in the money” stock options held by each of the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
			Unexercised Options at		Options at
			Fiscal Year-End (#)		Fiscal Year-End ($)
	Shares
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Hargett	50,600	$410,218	—	238,700	$—	$1,591,422
John H. Karnes	—	—	12,000	78,900	75,480	329,730
Steven L. Mueller	15,000	77,250	12,800	81,500	78,926	391,674
Charles W. Adcock	22,300	315,173	21,448	83,271	105,276	448,062
James F. Westmoreland	—	—	25,330	61,371	217,246	344,448

(1)	The value realized upon the exercise of a stock option is equal to the difference between the market price on the date of exercise and grant price of the stock option.

Performance Graph

     The following performance graph compares the performance of our common stock to the S&P 500 Index and to a peer group. The peer group includes other independent oil and gas exploration and production companies with a similar mix of offshore and onshore operations and is composed of XTO Energy Corporation (formerly Cross Timbers Oil Company), Devon Energy Corporation, Meridian Resource Corporation, Newfield Exploration Company, Noble Energy, Inc. (formerly Noble Affiliates, Inc.),Westport Resources, Corp., Tom Brown Inc., Cabot Oil & Gas Corp., Forest Oil Corp., and Pogo Producing Company. The index of peer group companies is weighted according to the respective market capitalization of its component companies as of December 31, 2003. The graph covers the period from December 31, 1998 to December 31, 2003. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1998 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE HOUSTON EXPLORATION COMPANY, THE S & P 500 INDEX AND PEER GROUP

*	Based on $100 invested on 12/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Year Ended December 31,
	1998	1999	2000	2001	2002	2003
The Houston Exploration Company	100	99.69	191.82	168.96	153.96	183.75
S&P500	100	121.04	110.02	96.95	75.52	97.18
Peer Group	100	117.16	238.18	177.94	205.85	267.55

     The above stock price performance comparison is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference, and is not otherwise deemed filed under the Acts.

     Our stock performance may not continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to future stock performance.

Equity Compensation Plan Information

     The information in the following table is presented as of December 31, 2003 with respect to the shares of our common stock that may be issued upon exercise of options granted under equity compensation plans that have been approved by our stockholders (the 1996 Stock Option Plan and the 2002 Amended and Restated Long-Term Incentive Plan) and under equity compensation plans that have not been approved by our stockholders (the 1999 Non-Qualified Stock Option Plan). We have not issued any warrants or rights to acquire equity securities of the Company. This table does not include information about the proposed 2004 Long-Term Incentive Plan that is being submitted for stockholder approval at the Annual Meeting. No grants have been made under the 2004 Plan.

	Number of securities
	to be issued upon	Weighted averaged
	exercise of	exercise price of	Number of securities
	outstanding options,	outstanding options,	remaining available
Plan Category	warrants and rights	warrants and rights	for future issuance(1)
Equity compensation plans approved by shareholders(2)	1,983,636	$30.84	292,152
Equity compensation plans not approved by shareholders	551,523 (3)	28.08	17,737

Total	2,535,159	$30.23	309,889

(1)	If the 2004 Long-Term Incentive Plan is approved by our stockholders, the shares currently available under all existing plans will be cancelled and we will have 1,500,000 shares of our common stock will be available for future issuance.

(2)	The 1996 Stock Option Plan allows us to grant options not to exceed 10% of the number of shares of our common stock outstanding from time to time. At December 31, 2003, we had 3,577 shares available for future issuances based on the number of shares outstanding at such time. Under the 2002 Amended and Restated Long-Term Incentive Plan, no more than 300,000 shares of restricted stock may be awarded. During 2003, 22,000 shares of restricted stock were issued to non-employee and KeySpan affiliated directors.

(3)	Includes options granted under our 1999 Non-Qualified Stock Option Plan. It does not include 6,667 shares of restricted stock outstanding as of December 31, 2003 that were issued in April 2001 to our Chief Executive Officer pursuant to the terms of his employment agreement.

1996 Stock Option Plan

     We adopted the 1996 Stock Option Plan in September 1996 in conjunction with our initial public offering. The 1996 Stock Option Plan allows us to grant options not to exceed 10% of the shares of our common stock outstanding from time to time. The 1996 Stock Option Plan is administered by the Compensation and Management Development Committee of the Board of Directors which, at its discretion, may grant either incentive stock options or non-qualified stock options to eligible individuals. All employees, including consultants and advisors of our Company and our Affiliates are eligible to participate in the 1996 Stock Option Plan. Prior to our adoption of the 1999 Stock Option Plan in October 1999, non-employee directors were also eligible to participate in the 1996 Stock Option Plan. All option grants made to non-employee directors after October 1999 are made under terms of the 1999 Stock Option Plan or the 2002 Amended and Restated Long-Term Incentive Plan. Options granted under the 1996 Stock Option Plan expire 10 years from the grant date and vest in one-fifth increments on each of the first five anniversaries of the grant date with the exception of options granted to non-employee and directors affiliated with KeySpan which are fully vested on the date of grant. During 2003 there were no options granted out of the 1996 Stock Option Plan. At December 31, 2003, a total of 3,577 shares remained available for grant under the 1996 Plan. We may adjust any options issued under the 1996 Stock Option Plan in the event of stock splits and other corporate events. In addition, we may appropriately adjust the exercise price for options in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like. If the 2004 Long-Term Incentive Plan is approved by stockholders, the Company will cease all further awards under the 1996 Stock Option Plan.

1999 Non-Qualified Stock Option Plan

     On October 26, 1999, our Board of Directors adopted the 1999 Non-Qualified Stock Option Plan for employees (excluding executive officers), non-employee directors, consultants and advisors of our Company and our Affiliates. With respect to non-employee directors only, the 1999 Non-Qualified Stock Option Plan amends and succeeds the 1996 Plan (under which no more options may be granted to non-employee directors). The 1999 Non-Qualified Stock Option Plan is administered by the Compensation and Management Development Committee, which at its discretion, may grant awards to eligible individuals with the exception of non-employee directors who receive automatic grants under the 1999 Non-Qualified Stock Option Plan. The options granted under the 1999 Non-Qualified Stock Option Plan are all non-qualified, expire 10 years from date of grant and vest immediately for non-employee directors and directors affiliated with KeySpan,and in one-fifth increments on each of the first five anniversaries of the grant for other eligible individuals. During 2003, there were no options granted under the 1999 Non-Qualified Stock Option Plan. At December 31, 2003, a total of 17,737 shares remained available for grant under the 1999 Plan. We may adjust options issued under the 1999 Non-Qualified Stock Option Plan in the event of stock splits and other corporate events. In addition, we may appropriately adjust the exercise price for options in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like. If the 2004 Long-Term Incentive Plan is approved by stockholders, the Company will cease all further awards under the 1999 Non-Qualified Stock Option Plan.

2002 Amended and Restated Long-Term Incentive Plan

     On January 18, 2002, our Board of Directors adopted the 2002 Long-Term Incentive Plan for our non-employee directors and employees, consultants and advisors of our Company and our Affiliates. On October 21, 2003 the Board of Directors amended the 2002 Long-Term Incentive Plan to allow restricted stock awards to non-employee directors and directors affiliated with KeySpan. The 2002 Amended and Restated Long-Term Incentive Plan is administered by the Compensation and Management Development Committee, which at its discretion, may grant awards of options or restricted stock to eligible individuals with the exception of non-employee directors who receive automatic grants under the 2002 Amended and Restated Long-Term Incentive Plan. Awards granted to non-employee directors, consultants and advisors under the 2002 Amended and Restated Long-Term Incentive Plan are all non-qualified options, while employees may receive incentive or non-qualified options and/or restricted stock. Options may not be exercised after 10 years from the date they were granted. In the case of a 10% stockholder, incentive options may not be exercised after five years from the date the option is granted. Options vest immediately for non-employee directors and directors affiliated with KeySpan, and in one-fifth increments on each of the first five anniversaries of the grant for other eligible individuals. Terms and conditions of the restricted stock awards, including the duration of the restricted period during which, and the conditions, including performance objectives, if any, under which if not achieved, the restricted stock may be forfeited, are determined by the Compensation and Management Development Committee. Unless conditioned upon the achievement of performance objectives or a special determination is made by the Compensation and Management Development Committee as to a shorter restricted period, the restricted period will not be less than five years. During 2003, we granted a total of 606,725 options and 22,000 shares of restricted stock were granted under the 2002 Amended and Restated Long-Term Incentive Plan, of which 22,000 options and 22,000 shares of restricted stock were granted to non-employee directors and directors affiliated with KeySpan under the Plan. At December 31, 2003, a total of 288,575 shares remained available for grant under the 2002 Plan. We may adjust options issued under the 2002 Long-Term Incentive Plan in the event of stock splits and other corporate events. In addition, we may appropriately adjust the exercise price for options in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like. If the 2004 Long-Term Incentive Plan is approved by stockholders, the Company will cease all further awards under the 2002 Amended and Restated Long-Term Incentive Plan.

RELATED PARTY TRANSACTIONS

     We began exploring for natural gas and oil in December 1985 on behalf of KeySpan Corporation. On September 20, 1996, we completed an initial public offering and issued 7,130,000 shares, or 31%, of our common stock to the public. As of April 14, 2004, THEC Holdings Corp., an indirect wholly owned subsidiary of KeySpan, owned approximately 55% of the outstanding shares of our common stock.

Charitable Contributions

     Within the preceding year, the Company did not make any contributions to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Repurchase of 3,000,000 Shares of Common Stock from KeySpan

     Pursuant to a stock purchase agreement, dated as of February 20, 2003 among KeySpan, its wholly owned subsidiary, THEC Holdings Corp., and us, we purchased on February 26, 2003 an aggregate of 3,000,000 shares of our common stock from KeySpan for $26.40 per share, representing the net proceeds received by us in a simultaneous underwritten public offering of 3,000,000 of our newly issued common stock. As a result, KeySpan’s aggregate ownership of our common stock decreased from approximately 66% to approximately 56%. In addition, KeySpan agreed, subject to certain exceptions, to reimburse us for all reasonable fees and expenses of counsel, investment bankers, financial advisors, accountants and other experts incurred by us in connection with the transactions contemplated by the stock purchase agreement, the other reasonable expenses incurred by us incident to the negotiation and preparation of the stock purchase agreement and the consummation of the transactions contemplated thereby and any other reasonable fees and expenses we and the special committee (or any of its members) of our Board of Directors incurred in connection with the transition. Pursuant to the stock purchase agreement, THEC Holdings also agreed to relinquish during the period between February 20, 2003 and May 20, 2003 its demand registration rights under the registration rights agreement (see below).

     The terms of the stock purchase were approved by a special committee comprised of three independent members of our Board of Directors. The special committee retained independent legal counsel. It reviewed, considered and approved the terms and conditions of the agreements related to the stock repurchase and, based on its conclusion that the terms of the agreements and the stock repurchase were in the best interests of our public stockholders, recommended the stock purchase to our Board of Directors.

Registration Rights Agreement

     Under a registration rights agreement dated September 25, 1996 between us and THEC Holdings Corp., an indirect wholly owned subsidiary of KeySpan Corporation, we agreed to file, upon the request of THEC Holdings, a registration statement under the Securities Act of 1933 for the purpose of enabling THEC Holdings to offer and sell any shares of our common stock issued to THEC Holdings, including any shares of our common stock issued as a dividend or other distribution with respect to or in exchange for or in replacement for these shares. THEC Holdings may exercise this right at any time and will bear the costs of such registered offering. We have the right to require THEC Holdings to delay any exercise by THEC Holdings of its rights to require registration:

•	during a period starting 60 days prior to our good faith estimate of the date of filing of, and ending 180 days after the effectiveness of a registration initiated by us; or

•	for a period of not more than 180 days if, in the good faith judgment of our Board of Directors the filing of a registration statement demanded by THEC Holdings would be seriously detrimental to us.

•	On March 16, 2004 we filed a Form S-3 Registration Statement that granted THEC Holdings the right to include its securities in certain registration statements covering offerings by us, and we will pay the registration expenses of such offerings other than underwriting commissions and selling commissions applicable to the securities sold by THEC Holdings and THEC Holdings’ legal fees, which will be paid by THEC Holdings.

KeySpan Joint Venture

     Effective January 1, 1999, we entered into a joint exploration agreement with KeySpan Exploration & Production, LLC, a subsidiary of KeySpan, to explore for natural gas and oil over an initial two-year term expiring December 31, 2000. Under the terms of the joint venture, we contributed all of our then undeveloped offshore acreage to the joint venture and we agreed that KeySpan would receive 45% of our working interest in all prospects drilled under the program. KeySpan paid 100% of actual intangible drilling costs for the joint venture up to a specified maximum of $7.7 million in 2000 and $20.7 million during 1999. Further, KeySpan paid 51.75% of all additional intangible drilling costs incurred and we paid 48.25%. Revenues are shared 55% to us and 45% to KeySpan. In addition, we received reimbursements from KeySpan for a portion of our general and administrative costs.

     Effective December 31, 2000, we agreed with KeySpan to end the primary or exploratory term of the joint venture. As a result, KeySpan has not participated in any of our offshore exploration prospects unless the project involved the development or further exploitation of discoveries made during the initial term of the joint venture. In addition, effective with the termination of the exploratory term of the joint venture, we have not received any further reimbursement from KeySpan for general and administrative costs.

     From the inception of the joint venture in January 1999 through December 31, 2002, we drilled a total of 28 wells: 21 exploratory wells of which 17 were successful and seven development wells of which six were successful. KeySpan spent a total of $118.3 million, with $19.0 million, $17.2 million and $46.5 million, respectively being spent during 2002, 2001 and 2000. Subsequent to the termination of the primary exploratory term of the joint venture, KeySpan’s participation in additional wells was to further develop or delineate reservoirs previously discovered.

Acquisition of KeySpan Joint Venture Assets

     On October 11, 2002, we purchased from KeySpan a portion of the assets developed under the joint exploration agreement with KeySpan Exploration & Production, LLC, a subsidiary of KeySpan. The acquisition consisted of interests averaging between 11.25% and 45% in 17 wells covering eight of the twelve blocks that were developed under the joint exploration agreement from 1999 through 2002. The interests purchased were in the following blocks: Vermilion 408, East Cameron 81 and 84, High Island 115, Galveston Island 190 and 389, Matagorda Island 704 and North Padre Island 883. KeySpan has retained its 45% interest in four blocks: South Timbalier 314 and 317 and Mustang Island 725 and 726 as these blocks are in various stages of development. KeySpan has committed to continued participation in the ongoing development of these blocks, which includes the completion of the platform and production facilities at South Timbalier 314/317 together with possible further developmental drilling at both South Timbalier 314/317 and Mustang Island 725/726. As of September 1, 2002, the effective date of the purchase, the estimated proved reserves associated with the interests acquired were 13.5 Bcfe. The $26.5 million purchase price was paid in cash and financed with borrowings under our revolving credit facility. Subsequent purchase price adjustments totaled $1.2 million. Our acquisition of the properties was accounted for as a transaction between entities under common control. As a result, the excess fair value of the properties acquired of $3.1 million ($2.0 million net of tax) was treated as a capital contribution from KeySpan and recorded as an increase to additional paid-in capital during the fourth quarter of 2002.

     Our Board of Directors appointed a special committee, comprised entirely of independent directors to review the joint venture asset transaction with KeySpan. For assistance, the special committee retained special outside legal counsel as well as the financial advisory firm of Petrie Parkman & Co. In addition, the special committee discussed the history and terms of the transaction with our senior management. After completing its review, the special committee unanimously concluded that the transaction was advisable and in our best interests and that the terms of the transaction were at least as favorable to us as terms that would have been obtainable at the time in a comparable transaction with an unaffiliated party. In reaching its decision, the special committee considered numerous factors in consultation with its financial and legal advisors. The special committee also took into account the opinion delivered to it by Petrie Parkman & Co. to the effect that the consideration to be paid by us in the transaction was fair to us from a financial point of view.

Sale of Section 29 Tax Credits

     In January 1997, we entered into an agreement to sell to a subsidiary of KeySpan interests in our onshore producing wells that produce from formations that qualify for tax credits under Section 29 of the Internal Revenue Code. Section 29 provides for a tax credit from non-conventional fuel sources such as oil produced from shale and tar sands and natural gas produced from geopressured brine, Devonian shale, coal seams and tight sands formations. KeySpan acquired an economic interest in wells that are qualified for the tax credits and in exchange, we:

•	retained a volumetric production payment and a net profits interest of 100% in the properties;

•	received a cash down payment of $1.4 million; and

•	receive a quarterly payment of $0.75 for every dollar of tax credit utilized.

     We manage and administer the daily operations of the properties in exchange for an annual management fee of

$100,000. The income statement effect, representing benefits received from Section 29 tax credits, was a benefit of $0.8 million, $0.8 million, and $0.9 million, respectively, for each of the years ended December 31, 2002, 2001, and 2000. The tax credits expired December 31, 2002 and under the terms of the agreement, we are required to repurchase the interests in the producing wells for KeySpan. We completed the repurchase transaction on June 16, 2003, the repurchase price was $2,559,000.

Overriding Royalty Interests Held by Key Employees and Certain Executive Officers

     Prior to our initial public offering in September 1996, we were party to an employment agreement with our former President and Chief Executive Officer. Under this employment agreement we assigned to key employees designated by the former President and Chief Executive Officer overriding royalty interests in specified properties of the company. Assignments were made at the time we acquired the properties. No assignments were made subsequent to 1995; however, due to the nature of an overriding royalty interest, any employees receiving assignments will continue to receive payments pursuant to their overriding interest until production from the related property ends. Messrs. Schwartz and Westmoreland were included in assignments made to key employees.

OTHER INFORMATION

     KeySpan, our majority stockholder owning approximately 55% of our shares, as of April 14, 2004, has been cooperating in preliminary inquiries regarding trading in KeySpan Corporation stock by individual officers of KeySpan prior to the July 17, 2001 announcement that KeySpan was taking a special charge in its Energy Services business and otherwise reducing its 2001 earnings forecast. These inquiries are being conducted by the U.S. Attorney’s Office for the Southern District of New York and the SEC. On March 5, 2002, the SEC, as part of its continuing inquiry, issued a formal order of investigation, pursuant to which it will review the trading activity of certain company insiders from May 1, 2001 to the present, as well as KeySpan’s compliance with its reporting rules and regulations, generally during the period following the acquisition by KeySpan Services, Inc., a KeySpan subsidiary, of the Roy Kay companies through the July 17th announcement.

     In addition, KeySpan and certain of its current and former officers and directors (including Mr. Catell and Mr. Luterman who are members of our Board) are defendants in a consolidated class action lawsuit filed in the United States District Court for the Eastern District of New York. This lawsuit alleges, among other things, violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in connection with disclosures relating to or following the acquisition of the Roy Kay companies. In October 2001, a shareholder’s derivative action was commenced in the same court against certain current and former officers and directors of KeySpan, alleging, among other things, breaches of fiduciary duty, violations of the New York Business Corporation Law and violations of Section 20(a) of the Exchange Act. On June 12, 2002, a second derivative action was commenced which asserted similar allegations. Each of these proceedings seeks monetary damages in an unspecified amount. On March 18, 2003, the court granted KeySpan’s motion to dismiss the class action complaint. The court’s order dismissed certain class allegations with prejudice, but provided the plaintiffs a final opportunity to file an amended complaint concerning the remaining allegations. In April 2003, plaintiffs filed an amended complaint and in July 2003 the court denied KeySpan’s motion to dismiss the amended complaint but did strike certain allegations. On November 20, 2003, the court granted KeySpan’s motion for reconsideration of the July 2003 order and the court struck additional allegations from the amended complaint which effectively limited the potential class period. On December 19, 2003, KeySpan filed a motion to dismiss the derivative actions. This motion is still pending.

TRANSACTIONS BETWEEN THE COMPANY AND MANAGEMENT

Restricted Stock Grant

     On April 4, 2001, our Board of Directors granted Mr. Hargett 10,000 restricted shares of common stock which vested in one-third increments during a three-year period on each anniversary of the grant date and would have vested in full if Mr. Hargett terminated his employment for good reason, as defined in his employment agreement, or if we would have terminated Mr. Hargett’s employment for any reason other than cause, as defined in the employment agreement. Based on a closing price of our common stock as reported on the NYSE of $25.58 on April 4, 2001, the market value of the restricted stock at the date of grant was approximately $255,800. As of April 4, 2004 all restrictions have been removed.

Employment Agreements

     We entered into an employment agreement with Mr. Hargett as President and Chief Executive Officer effective April 4, 2001. Under the agreement Mr. Hargett is entitled to an annual base salary of $480,000 (subject to annual review by our Board of Directors) and an annual incentive bonus based on achievement of the operational and financial objectives established each year by our Board which is targeted at 70% of his base salary (which may be up to 140% of base salary in certain circumstances), and an annual stock option grant with the equivalent value of 150% of his salary. Mr. Hargett’s employment agreement also originally provided that Mr. Hargett would receive an undefined reasonable transaction bonus upon a successful change of control of the Company or the sale of its assets. The agreement provides that amounts payable to Mr. Hargett under the agreement may be grossed up for taxes in some instances. Mr. Hargett’s employment agreement was amended on May 17, 2002 to provide that the amount of any reasonable transaction bonus payable to Mr. Hargett would be within a range of approximately $3,000,000 and $7,500,000, with the exact amount to be determined according to a formula set forth in the agreement.

     We also entered into employment agreements with Messrs. Karnes, Adcock, Mueller, Westmoreland, Rice, Schwartz, Price and Lindsey. Under the terms of these agreements, these individuals receive base salaries of $285,000, $255,000, $265,000, $239,000, $230,000, $211,000, $210,000 and $225,000, respectively. Each individual is also entitled to annual incentive bonuses of 55% of their respective base salary if we meet financial targets established by our Board of Directors. Each individual is also eligible to receive an annual stock option grant with the equivalent value of 50% of their respective salaries.

     The initial term of all our employment agreements automatically extends to the third anniversary of the respective effective date. The term of each agreement is automatically extended one year on each anniversary unless either party gives notice at least 90 days prior to the anniversary of its intention not to extend the term of the agreement. We may terminate all of our employment agreements for cause or upon the death or disability of the executive without financial obligation. The executive may terminate the employment agreements for any reason.

     If we terminate an employment agreement without cause or if the executive terminates an employment agreement with good reason, as defined in the employment agreements, we are obligated to pay the executive a lump-sum severance payment of 2.99 times the executive’s then current annual rate of total compensation, which is defined to include salary, car allowance and annual bonus, with the bonus being calculated as though our financial targets had been met, and the continuation of welfare benefits. Mr. Hargett would receive approximately $2.5 million, Mr. Karnes and Mr. Mueller would receive approximately $1.3 million, Mr. Adcock would receive approximately $1.2 million. Messrs. Westmoreland, Lindsey and Rice would receive approximately $1.1 million, Messrs. Schwartz and Price would each receive approximately $1.0 million.

     The employment agreements further provide that a change of control constitutes “good reason” and thus allows the executive to terminate his employment agreement in the event of a change of control, triggering the lump-sum severance payment obligation in the amount of 2.99 times the executive’s total compensation. The resulting termination of the employment agreements will also terminate the non-compete provisions in the agreements. The agreements further provide that if any payments made to the executives, whether or not under the agreement, would result in an excise tax being imposed on the executives under Section 4999 of the Internal Revenue Code, we will make each of the executives “whole” on a net after-tax basis.

Change of Control Plan

     Effective as of October 26, 1999, our Board of Directors established the Change of Control Plan pursuant to which, upon a change of control all employees, including executive officers, will be entitled to receive “stay-on” bonuses in the amount of 125% of the employee’s regular target bonus percentage. As a result, Messrs. Hargett, Karnes, Mueller, Adcock and Westmoreland would receive $420,000, $196,000, $182,000, $175,000 and $164,000, respectively. In addition, a change of control will cause all stock options, phantom stock and other employee benefits to become fully vested.

     Further, if we or our successor terminates employees, other than executive officers, within one year of the change of control other than for cause, as defined in the Change of Control Plan, or our employees suffer a significant adverse change in employment, a reduction in salary or relocation of more than 30 miles, these employees will be entitled to severance benefits in the form of a lump sum payment calculated pursuant to a formula based upon each employee’s base salary and years of service. The calculation of lump sum payments for executive officers is stated in their respective employment agreements.

     A “change of control” is deemed to occur if either:

•	a person, entity or group other than us or our affiliate acquires 20% or more of the combined voting power of our then outstanding voting securities,

•	a reorganization, merger, consolidation or liquidation is approved; or

•	the individuals constituting our Board of Directors on October 26, 1999 cease to constitute a majority of our Board of Directors unless the election of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

401(k) Plan

     We maintain a 401(k) Plan for our employees. Under the 401(k) Plan, eligible employees may elect to have us contribute on their behalf up to 12.5% of their compensation on a before tax basis in accordance with the limitations imposed under the Internal Revenue Code. We match 100% each employee’s deferrals in accordance with the limitations imposed by the 401(k) Plan and the Internal Revenue Code. The amounts contributed under the 401(k) Plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. An employee’s salary deferral contributions under the 401(k) Plan are 100% vested. Our matching contributions vest at the rate of 20% per year of service. Participants are entitled to payment of their vested account balances upon termination of employment.

Deferred Compensation Plan

     In November 2002, our Board of Directors adopted a deferred compensation plan for the benefit of our employees. The plan is intended to supplement our 401(k) plan by allowing highly compensated employees to save on a tax deferred basis a portion of their eligible compensation subject to limitations imposed by the plan. Under the terms of the plan, employees who have made the maximum allowable contribution to their 401(k) accounts for any year ($11,000 per year or $12,000 per year for employees over 50 years of age for 2003) may elect to defer an additional portion of their compensation into the deferred compensation plan. We match 100% of each employee’s deferral up to an aggregate contribution of 12.5% under both the 401(k) plan and the deferred compensation plan. Employer contributions vest 20% per year and become fully vested after a 5 year period. All contributions to the plan are held in trust and invested, at the direction of the employee, in various investment funds. Participants are entitled to distribution of their deferrals and the vested portion of our matching contributions at predetermined future dates or upon termination of their employment.

Employee Annual Incentive Compensation Plan

     We maintain an Annual Incentive Compensation Plan that provides an annual incentive bonus to all full-time employees if certain performance goals are met during the year. The plan is administered by the Compensation and Management Development Committee on behalf of our Board of Directors. Annual objectives and incentive opportunity levels are established by the Compensation and Management Development Committee and approved by the Board of Directors. Incentive awards are earned based on our actual performance in relation to pre-established objectives and on an assessment of individual contribution during the year.

Supplemental Executive Pension Plan

     Effective immediately prior to our initial public offering in 1996, we adopted an unfunded, non-qualified Supplemental Executive Pension Plan under which our former President and Chief Executive Officer, Mr. Floyd, is currently the only beneficiary. Under this plan, we have agreed to pay Mr. Floyd $100,000 per year for life. Should he predecease his spouse, Mr. Floyd’s surviving spouse will be paid $50,000 per year for her life. Mr. Floyd retired March 31, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information as of April 14, 2004 regarding the beneficial ownership of our common stock by common stock equivalents credited to each person who we know to own beneficially more than five percent of the outstanding shares of common stock, each Director, our Named Executive Officers and all Directors and all executive officers as a group. Unless otherwise indicated, each person shown below has the sole power to vote and the sole power to dispose of the shares of common stock listed as beneficially owned.

	Common Stock Beneficially Owned
	Common Stock				Options			Total Percent
	Restricted Stock				to Purchase			of
	and		Common		Common		Phantom Stock	Common
Name of Beneficial Owner	Stock Options		Stock		Stock(1)		Rights (2)	Stock(17)
KeySpan Corporation (3) One MetroTech Center Brooklyn, NY 11201-3850	17,380,392		17,380,392		—		—	55%
Robert B. Catell	25,000	(4)	4,000	(5)	19,000		—	*
William G. Hargett	20,667		6,667	(6)	14,000	(6)	—	*
David G. Elkins	22,000	(4)	5,000		15,000		—	*
James Q. Riordan	21,500	(4)	500	(7)	19,000		12,153	*
Donald C. Vaughn	21,000	(4)	—		19,000		2,702	*
Gerald Luterman	15,000	(4)	—	(8)	13,000		—	*
H. Neil Nichols	15,000	(4)	—	(9)	13,000		—	*
Gordon F. Ahalt	10,000	(4)	2,000		6,000		—	*
Robert J. Fani	11,000	(4)	—	(10)	9,000	(10)	—	*
Harold R. Logan, Jr.	11,000	(4)	2,000		7,000		—	*
John U. Clarke	7,000	(4)	3,000		2,000		—	*
Stephen W. McKessy	4,000	(4)	—		2,000	(11)	495	*
John H. Karnes	2,000		2,000		0	(12)	—	*
Charles W. Adcock	19,772		2,000		17,772	(13)	—	*
Steven L. Mueller	12,800		—		12,800	(14)	—	*
James F. Westmoreland	13,172		200		12,972	(15)	—	*
All directors and executive officers as a group (20 persons)	254,884	(16)	27,367		205,517	(16)	15,350	*

*	Less than 1%.

(1)	The Directors and officers have the right to acquire the shares of common stock reflected in this column which are currently vested or vest within 60 days of the date hereof through the exercise of stock options.

(2)	The term Phantom Stock Rights refers to units of value which track the performance of common stock. The units do not possess any voting rights or right to dispose of common stock and have been issued to non-employee directors pursuant to our Deferred Compensation Plan for non-employee directors.

(3)	KeySpan holds its shares through its indirect wholly owned subsidiary, THEC Holdings Corp.

(4)	Includes 2,000 shares of restricted stock awarded in 2003.

(5)	Mr. Catell also owns 1,838,217 shares of KeySpan common stock, which includes (i) 1,700,561 outstanding options to purchase shares of KeySpan common stock that are exercisable within 60 days of the date hereof; (ii) 14,711 shares of

KeySpan restricted stock; (iii) 13 shares of KeySpan preferred stock; (iv) 43,375 deferred stock units. In addition, Mr. Catell owns 64,980 KeySpan performance shares.

(6)	Mr. Hargett owns 6,667 shares of common stock. Mr. Hargett also owns 238,700 options, 14,000 of which are vested.

(7)	Mr. Riordan also owns 24,800 shares of KeySpan common stock, which includes 3,300 options to purchase shares of KeySpan common stock within 60 days from the date hereof.

(8)	Mr. Luterman also owns 191,791 shares of KeySpan common stock, which includes (i) 175,927 outstanding options to purchase shares of KeySpan common stock that are exercisable within 60 days of the date hereof; (ii) 3,242 shares of KeySpan restricted stock; and (iii) 6,632 deferred stock units. In addition, Mr. Luterman owns 12,750 KeySpan performance shares.

(9)	Mr. Nichols also owns 175,919 shares of KeySpan common stock, which includes (i) 161,140 outstanding options to purchase shares of KeySpan common stock that are exercisable within 60 days of the date hereof; (ii) 1,892 shares of KeySpan restricted stock; (iii) 13 shares of KeySpan preferred stock; (iv) 1,820 deferred stock units. In addition, Mr. Nichols owns 7,070 KeySpan performance shares.

(10)	Mr. Fani also owns 272,717 shares of KeySpan common stock, which includes (i) 239,154 outstanding options to purchase shares of KeySpan common stock that are exercisable within 60 days of the date hereof; (ii) 4,730 shares of KeySpan restricted stock; (iii) 13 shares of KeySpan preferred stock; (iv) 16,064 deferred stock units. In addition, Mr. Fani owns 24,610 KeySpan performance shares.

(11)	Mr. McKessy also owns 25,447 shares of KeySpan common stock, which includes (i) 7,900 outstanding options to purchase shares of KeySpan common stock that are exercisable within 60 days of the date hereof; (ii) 973 shares of KeySpan restricted stock; and (iii) 15,057 deferred stock units.

(12)	Mr. Karnes owns 78,900 options to purchase common stock, none of which are vested.

(13)	Mr. Adcock owns 96,719 options to purchase common stock, 17,772 which are vested.

(14)	Mr. Mueller owns 94,300 options to purchase common stock, 12,800 options are vested.

(15)	Mr. Westmoreland owns 70,019 options to purchase common stock, 12,972 which are vested.

(16)	Includes 23,972 options (which were granted to additional executive officers not named in the preceding table) to purchase common stock, of which 19,772 options are vested and 4,200 options of which are exercisable within 60 days hereof or April 14, 2004.

(17)	Based upon 31,861,169 shares outstanding as of April 14, 2004.

COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of the common stock, to file initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4, and 5 with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of any forms that they file. The Company assists its directors and executive officers in complying with these requirements and is required to disclose in this Proxy Statement the failure to file these reports on behalf of any reporting person when due.

     Based solely on a review of the forms submitted to the Company, it appears that there was no person subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 that failed to file on a timely basis reports required under Section 16.

PROPOSAL OF STOCKHOLDERS

     Under Rule 14a-8 of the Exchange Act stockholder’s proposals may be eligible for inclusion in our 2005 Proxy Statement. We must receive any stockholder’s proposal intended to be presented at the 2005 Annual Meeting at our principal executive offices no later than December 1, 2004, if the proposal is to be considered for inclusion in our Proxy Statement relating to the 2005 Annual Meeting. However, if the date of the 2005 Annual Meeting is advanced by more than 30 days or delayed for more than 30 days from the anniversary of the 2004 Annual Meeting, in accordance with our Bylaws the stockholder must submit notice of a proposal at least 80 days prior to the date we intend to distribute our Proxy Statement with respect to the 2005 Annual Meeting.

     Nominations for election of directors by stockholders must be received by the Corporate Secretary between 120 and 150 days in advance of the first anniversary of the previous year’s Proxy Statement to be properly nominated before the 2005 Annual Meeting, although we are not required to include such nominees in our Proxy Statement.

FINANCIAL INFORMATION

     A copy of our Annual Report on Form 10-K, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Karol L. Adams, Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002.

By Order of the Board of Directors

Karol L. Adams Corporate Secretary

April 29, 2004
Houston, Texas

APPENDIX A

THE HOUSTON EXPLORATION COMPANY

AMENDED AND RESTATED

CORPORATE GOVERNANCE GUIDELINES

1.	Board Mission

The mission of the Board of Directors (the “Board”) of The Houston Exploration Company (the “Company”) is to represent the interests of the stockholders of the Company in achieving superior business performance and value. The Board recognizes the importance of having in place at all times a quality management team focused on achieving this result.

2.	Director Responsibilities

The Board is expected to fulfill its mission by:

(a)	providing advice and counsel to the Chief Executive Officer (“CEO”) and other principal senior executives;

(b)	selecting, regularly evaluating and setting the compensation of the CEO;

(c)	overseeing the conduct of the Company’s business and strategic plans to evaluate whether the business is being properly managed;

(d)	reviewing and approving the Company’s financial objectives and major corporate plans and actions;

(e)	reviewing and approving major changes in auditing and accounting principles and practices;

(f)	providing oversight of internal and external audit processes and financial reporting;

(g)	providing oversight of risk assessment and protection processes and processes designed to promote legal compliance; and

(h)	performing such other functions as the Board believes appropriate or necessary.

The primary responsibility of the directors is to exercise their business judgment in good faith and to act in what they believe to be the best interests of the Company and its stockholders. The Board may consider, among other pertinent factors, the effect of its actions on the Company’s employees, customers, suppliers and communities in which the Company operates. In carrying out their responsibilities, the directors recognize that they have the obligation, individually and collectively as the Board, to exercise due diligence in executing their responsibilities.

The Board may discharge its responsibilities either directly or by delegating them to its Committees, except that the Board may not so delegate any of its responsibilities which, under applicable law or the Company’s certificate of incorporation, may not be delegated to a committee of the Board.

The Board recognizes that the actual management of the business and affairs of the Company should be conducted by the CEO and other senior managers under his or her supervision and that, in performing the management function, the CEO and other senior managers are obliged to act in a manner that is consistent with the oversight functions and powers of the Board and the standards of the Company, and to execute any specific plans, instructions or directions of the Board.

3.	Directors’ Reliance upon Others, etc.

In discharging their responsibilities and exercising their powers, directors will be entitled to rely on the honesty and integrity of their fellow directors and the Company’s managers and outside advisors and

APPENDIX A

independent public accountants. Board members will also be entitled to have the Company purchase reasonable directors’ and officers’ liability insurance on their behalf. In addition, Board members will be entitled to (a) the benefits of indemnification to the fullest extent permitted by law and the Company’s certificate of incorporation and bylaws and any indemnification agreements and (b) exculpation as provided by Delaware law and the Company’s certificate of incorporation.

4.	Candor and Avoidance of Conflicts

All directors recognize that candor and the avoidance of conflicts in fact and in perception are hallmarks of the accountability owed to the stockholders. Accordingly, prior to any Board decision related to any matter as to which a particular director has a potential conflict of interest, that director should (i) disclose the existence of the potential conflict of interest to the Chairman of the Board (the “Board Chairman”) and (ii) if the Board Chairman (in consultation with legal counsel) determines a conflict exists or the perception of a conflict is likely to be significant, recuse himself or herself from any discussion or vote related to the matter.

5.	Preparations for and Attendance at Board Meetings

All directors are expected to meet as frequently as necessary to properly discharge their responsibilities. Directors should use all reasonable efforts to attend all stockholder meetings, Board meetings, and meetings of Committees on which they serve. Management shall provide directors with all relevant materials pertaining to matters to be entertained at any stockholder, Board, or Committee meeting promptly and in all cases sufficiently in advance of the meeting to allow directors to thoroughly familiarize themselves with the matters to be addressed and to analyze and reflect on all materials.

6.	Executive Sessions of The Board

Directors will meet in executive session, with only non-management directors in attendance, in conjunction with all regularly scheduled Board meetings. Directors will meet in special session, with only independent directors in attendance, at least once each calendar year. Executive sessions shall be chaired by the Chairman of the Board of Directors. Special sessions of independent directors shall be chaired by the Chairman of the Nominating and Governance Committee. If the Chairman of the Nominating and Governance Committee is absent or ineligible to attend any special session, the session shall be chaired by the Chairman of the Audit Committee, or in the absence of such Director from the meeting, by any independent director attending the meeting appointed as chairman by a majority of the directors in attendance.

Executive and special sessions will be conducted in accordance with such agendas and procedures as determined by the chairman of the meeting. Directors sitting in special sessions shall have no authority to act on behalf of the Company or the Board on any matters without an express delegation of authority by the Board, unless a quorum of the Board is represented at the special session and all requirements of Delaware law and the Company bylaws are otherwise satisfied.

7.	Independence of Directors

The composition of the Board shall satisfy both the requirements as to independence prescribed from by the listing standards of the New York Stock Exchange and applicable law, including pursuant to the Sarbanes — Oxley Act of 2002 and the Independence Standards adopted by the Board of Directors, a copy of which shall be available on the Company’s website. The Board shall additionally strive to maintain a substantial independent and diverse viewpoint among its members.

8.	Nomination and Election of Directors

The Board entertains stockholder nominations for election to the Board but reserves the exclusive right to determine which candidates are nominated to stand for election or re-election. To be eligible for consideration, stockholder nominations must comply with all provisions contained in the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

APPENDIX A

The Board’s Nominating and Governance Committee is responsible for making recommendations to the Board concerning the appropriate size and composition of the Board, as well as for recommending to the Board nominees for election or re-election to the Board. In formulating its recommendations for Board nominees, the Committee will assess each proffered candidate’s independence and weigh their qualifications in accordance with the Committee’s stated Qualifications for Nomination to the Board of Directors, which shall be made available on the Company’s website.

Nominations by stockholders shall be made pursuant to timely notice in writing to the Corporate Secretary (The Houston Exploration Company, attn: Corporate Secretary, 1100 Louisiana Street, Suite 2000, Houston, TX 77002).

9.	Chairman of the Board

The Board will appoint the Chairman of the Board. The Chairman of the Board will preside over all regular sessions of the Board and (with input from the CEO to the extent not inappropriate) set the agenda for Board meetings, subject to the right of each Board member to suggest the inclusion of item(s) on any agenda.

10.	Orientation and Continuing Education of Directors

The Board and Company management will work with each new director to tailor an appropriate orientation program appropriate for each new director given their individual backgrounds. Orientation programs may include one or more technical overview programs, operational overview programs, financial, accounting or corporate governance overview programs, and management interviews. In addition, the Board maintains a Director Education Policy pursuant to which all directors or encouraged to pursue ongoing coursework and/or updates on topics that they deem relevant given their individual backgrounds and Committee assignments on the Board.

11.	Other Directorships

The Board does not believe it should establish limits on the number of other boards on which directors may serve. However, directors will advise the Board Chairman and the chairman of the Nominating and Governance Committee in advance of accepting in invitation to serve on another board (excluding non-profits and subsidiaries).

12.	Term and Age Limits of Directors

The Board does not believe it should establish term limits for directors. Effective January 1, 2004, the age limit for eligibility to serve on the Board shall be 75. However, incumbent members attaining the age of 75 after January 1, 2004 may serve out the calendar year in which they turn 75, but shall not be eligible for re-election thereafter.

13.	Board Compensation

The form and amount of director compensation will be determined by the Board. The Compensation Committee will conduct an annual review of director compensation and will report its findings and recommendations, if any, to the Board. This evaluation will include such factors as the Compensation Committee may deem appropriate under the circumstances, including (a) the desire of the Board to attract and retain quality members and (b) the compensation paid to directors by U.S. corporations of established reputation or similar size engaged in the same or similar business and similarly situated.

14.	Board Materials and Information

As a general rule, information and data that is important to the Board’s understanding of the business to be discussed at any meeting of the Board will be distributed in writing to the Board members in advance of the meeting. This is consistent with the Board’s desire to utilize Board meeting time as efficiently and productively as possible as well as allowing more time for Board members to discuss questions they may have about the Board materials.

APPENDIX A

15.	Attendance at Board Meetings by Senior Managers and Others

Senior managers and others may attend Board meetings only at the invitation of the Board. Should any Board member wish to suggest that any senior manager or other invitee attend on a regular basis, such suggestion will be made to the Board for its consideration.

16.	Board Access to Senior Managers and Independent Advisors

Directors will have unfettered access to the Company’s senior management, as well as to the Company’s internal auditors and external independent public accountants, legal counsel, financial advisors, and other advisors.

17.	Board Interaction with Investors, Press, Customers and Stockholders

The Board believes that management speaks for the Company. However, individual Board members may, from time to time, meet or otherwise communicate with various constituencies, although Board members will consult with management and, absent unusual circumstances or as contemplated by the Committee charters, only at the request of management. If comments from the Board are appropriate, however, they should normally come from the Board Chairman.

18.	Number, Structure and Independence of Board Committees

The Board will at all times have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition of each Committee shall satisfy all requirements as to independence prescribed from time to time under law, listing standards and by the Independence Standards adopted by the Board and shall additionally strive to maintain a substantial independent and diverse viewpoint among its members.

19.	Appointment of Members to Committees

The Board will appoint all Committee members. The Nominating and Governance Committee will recommend, after consultation with the Board Chairman and the CEO and with consideration of the desires of individual Board members, the appointment of Board members to various Committees and the appointment of committee chairmen. At least every four years the Nominating and Governance Committee will consider committee chairman and member rotations.

20.	Committee Charters

Each Committee will maintain a Committee charter. The charters will be approved by the Board and will set forth the purposes, goals and responsibilities of the Committees as well as specific qualifications for committee membership and procedures for committee membership appointment. In addition, the charters will address each Committee reporting to the Board and will require each Committee to annually evaluate its own performance. The charters shall be made publicly available on the Company’s website.

21.	Board Self-Evaluation, etc.

The Board will conduct an annual self-evaluation of its performance and the performance of its Committees. The evaluation will be based on such objective and subjective criteria as the Board deems appropriate. Objective criteria will include, without limitation, the performance of the business and the accomplishment of the Board’s objectives and the objectives assigned to the particular committee, as the case may be.

22.	CEO Evaluation

The Compensation and Management Development Committee will undertake an annual evaluation of the CEO’s performance. The evaluation will be based on such objective and subjective criteria as the Compensation Committee deems appropriate under the circumstances and will be used by the Compensation Committee and the Board in determining the CEO’s compensation. The Compensation Committee will report its findings and recommendations, if any, to the Board. As a general rule, the

APPENDIX A

chairman of the Compensation Committee, together with the Board Chairman, will communicate the Board’s conclusions to the CEO.

23.	Succession Planning and Management Development

The CEO will report annually to the Board on succession planning. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. The CEO will report annually to the Board on the Company’s program for management development. Ideally, this report should be given to the Board at the same time as the succession planning report noted above.

24.	Board Advisors and Consultants

The Board has the power to hire, at the expense of the Company, such independent legal, financial or other advisors as they may deem necessary or appropriate, without consulting or obtaining the approval of any officer of the Company.

25.	Communications with Board of Directors

Stockholders may communicate with the Board of Directors, a Committee of the Board of Directors, an individual director, or the non-management directors as a group or committee of the Board of the Company for any legitimate matter germane to Company business. Communications should be in writing and should be addressed to the intended recipient c/o Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002. A copy of all correspondence will be maintained in the Company’s archives maintained by the Corporate Secretary’s office. All communications received as described above and intended will be relayed to the appropriate directors.

26.	Corporate Governance Guidelines

The Nominating and Governance Committee will review these Guidelines periodically and recommend to the Board such changes as the Nominating and Governance Committee may deem necessary or appropriate. These Guidelines will be communicated to the stockholders.

* * *

APPENDIX B

THE HOUSTON EXPLORATION COMPANY

BOARD OF DIRECTORS STANDARDS OF INDEPENDENCE

The Board of Directors of The Houston Exploration Company has adopted the following standards for determining the independence of its members. Independence determinations are made both in accordance with applicable laws and New York Stock Exchange rules as well as for purposes of the Company’s Corporate Governance Guidelines, which state that the Company should strive to maintain a substantial independent and diverse viewpoint among members of its Board of Directors.

Members of the Board who fail any of the standards set forth below shall presumptively be deemed not independent. The presumption that any director is not independent may be overcome by the vote of a majority of the Board if, based on the totality of the facts and circumstances, the Board determines that the affected director’s relationship does not violate any applicable law or New York Stock Exchange rule and is not in fact material notwithstanding its reference in these standards.

Members of the Board of Directors who meet all of the following standards shall be deemed to be independent for all purposes under applicable law and New York Stock Exchange rules.

•	Neither the director nor any immediate family member is or has in the past three years been an employee of the Company.

•	Neither the director nor any immediate family member receives or has received during the past three years any compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Neither the director nor any immediate family member is now or has during the past three years been employed by or affiliated with a present or former internal auditor or external independent public accountants of the Company.

•	Neither the director nor any immediate family member is or has during the past three years been employed as an executive officer by a company on whose board of directors an executive officer of the Company serves.

•	The director is not now, or during the past three years has been an executive officer or an employee of any company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, nor has any immediate family member been an executive officer of such other company during such period.

•	Neither the director nor any immediate family member is now or has during the past three years been in a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), which material relationship can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

* * *

B-1

APPENDIX C

THE HOUSTON EXPLORATION COMPANY

AMENDED AND RESTATED
AUDIT COMMITTEE
OF THE
BOARD OF DIRECTORS
CHARTER

Purpose and Authority

The purpose of the Audit Committee is to:

A.	Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to its oversight of:

(i)	The quality and integrity of the Corporation’s financial statements.

(ii)	The Corporation’s compliance with legal and regulatory requirements relating to financial reporting, accounting, and controls.

(iii)	The independent public accountant’s qualifications and independence.

(iv)	The performance of the Corporation’s internal audit function and independent public accountants

(v)	The business practices and ethical standards of the Corporation.

B.	Prepare all reports required be included in the Corporation’s annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the U.S. Securities and Exchange Commission.

The Committee is designated by the Board of Directors and receives its authority from the Board of Directors to whom it reports. The Board has vested in the Committee the authority to carry out the responsibilities required by law and as noted in this Charter, and any other duties which the Committee deems necessary to fulfill its obligations to the Board of Directors, shareholders and customers of the Corporation. To such end, the Committee is authorized to select, retain and/or replace, as needed, consultants to provide independent advice to the Committee. In that connection, in the event the Committee retains a consultant, the Committee shall have the sole authority to approve such consultant’s fees and other retention terms, and the Corporation shall provide funding for such payments. In addition, the Corporation must provide funding for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Membership

The Committee shall be comprised of three or more members of the Board of Directors. In the event of the absence of any member or members from a meeting, alternate members may be designated by the Chairman or the Chief Executive Officer. All members of the Committee shall satisfy all requirements relating to independence and other qualifications for service on the Committee prescribed from time to time by law or applicable stock exchange rules. The Committee shall satisfy all membership composition and representation requirements prescribed from time to time by law or applicable stock exchange rules. All determinations as to member qualification and Committee representation shall be made by the Board of Directors in their reasonable business judgment based upon all of the relevant facts and circumstances to the extent permitted under law and applicable stock exchange rules.

Chairman

Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by majority vote of the full Committee membership. The Chairman shall be entitled to vote as a regular Committee member and shall additionally be entitled to cast a second vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

Independent Public Accountants

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The Committee shall approve all audit engagement fees and terms.

The independent public accountants shall be informed that it reports directly to the Audit Committee.

With respect to the work of the independent public accountants, the Committee is responsible for (i) reviewing the scope of the audit, (ii) approving the nature and cost of all audit and non-audit services (non-audit services must be approved prior to commencement of the services), (iii) monitoring the independent public accountants performance, (iv) assuring that the auditor is independent, and (v) resolving any disagreement between management and the independent public accountants regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

The Committee shall inquire regularly of the independent public accountants to ascertain that it is receiving the full cooperation of management, that all information desired is provided freely, that there are no significant deficiencies or material weaknesses in the internal control structure and that no fraud (whether or not material), with respect to management or other employees who have a significant role in the Corporation’s internal controls, was uncovered in the course of its work and that management is diligent in conducting its business in accordance with the highest ethical standards.

The Committee shall periodically meet separately with the independent public accountants to discuss any matters that the Committee or the independent public accountants believe would be appropriate to discuss privately. In addition, the Committee shall meet with the independent public accountants and management quarterly to review the Corporation’s financial statements, and annual and quarterly reports required to be filed with the U.S. Securities and Exchange Commission.

The Committee shall approve in advance any audit or non-audit engagement or relationship between the Corporation and the independent public accountants, other than “prohibited non-auditing services”. The Committee hereby delegates to the Chairman of the Committee the authority to approve in advance all audit or non-audit services to be provided by the independent public accountants so long as it is presented to the full Committee at its next scheduled meeting.

The following shall be “prohibited non-auditing services”: (i) bookkeeping or other services related to the accounting records or financial statements of the audit client; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board prohibits through regulation.

The Committee shall review, at least annually, the qualifications, performance and independence of the independent public accountants. In conducting its review and evaluation, the Committee shall:

(a)	Obtain and review a report by the Corporation’s independent public accountants describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the independent public accountant’s independence, all relationships between the independent public accountants and the Corporation;

(b)	Ensure the rotation of the lead audit partner at least every five years, and consider whether there should be regular rotation of the audit firm itself;

(c)	Confirm with any independent public accountants retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for review of the audit, has not performed audit services for the Corporation in each of the five previous fiscal years of that Corporation; and

(d)	Take into account the opinions of management and the Corporation’s internal public accountants (or other personnel responsible for the internal audit function).

APPENDIX C

Internal Auditing Function

The Committee has oversight over the Company’s internal audit function. The internal audit function may be performed by one or more individuals or professional organizations which may be employed by the Company, retained professionally, or engaged as independent contractors. The Committee shall retain and terminate all individuals and organizations serving in the Independent Auditing Function, shall oversee their work and shall approve all compensatory fees and terms. All participants in the Internal Audit Function shall be informed that they are ultimately responsible to the Audit Committee.

Each year, the internal auditor will submit an Audit Plan to the Committee for approval. Thereafter, the internal auditor will keep the Committee informed on the progress of the Plan’s implementation, and twice a year will submit written reports on such progress and on the results of his reviews and management’s response to any problems or weaknesses in controls noted.

The Committee shall review the Charter of the Internal Auditing Division and approve any changes thereto. It shall also ascertain that the resources allocated to the internal auditing function are sufficient to ensure that adequate internal audit review is being performed in the Corporation.

The Committee shall periodically meet in separate and private meetings with the internal auditor at its meetings and at any other time at the internal auditor’s request without prior communication with management.

The internal auditor shall not be appointed or removed by management without the concurrence of the Committee.

The Committee may provide special assignments to the internal auditor to perform reviews in selected areas of its interest or concern.

Financial Statements and Internal Accounting Control

The Committee shall review with management and the independent public accountants prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The review should include discussions with management and the independent public accountants of significant issues regarding accounting principles, practices and judgments, including those matters set forth in SAS No. 61.

As part of its quarterly review, the independent public accountants will discuss with management any judgmental areas, adjustments, disclosures and all material changes in accounting principles. Management will report to the Committee, in writing, any material items or discussions resulting from such review. Management will also provide the Committee, upon issuance, copies of the quarterly reports to shareholders and related filings with the U.S. Securities and Exchange Commission. In addition, the Committee, or at the minimum its Chairman, should communicate with management and the independent public accountants on a quarterly basis (prior to the filing of the Corporation’s Form 10-Q), to review the Corporation’s financial statements and significant findings based upon the independent public accountant’s review procedures. Any significant changes to the Corporation’s accounting principles and any items required to be communicated by the independent public accountants, in accordance with SAS No. 61, should also be discussed.

The Committee shall also review and discuss with management and the independent public accountants the Corporation’s earnings press releases (paying attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.

At least once during the year, the Committee shall obtain assurances from the independent public accountants, the internal auditor and management that the system of internal controls is adequate and functional. Moreover, in connection with the filing of any financial statements with the U.S. Securities and Exchange Commission, or any required certification relating to the internal accounting and disclosure controls of the Corporation, management shall review with the Committee all changes effected in the Corporation’s controls and all tests and other procedures implemented to test the efficacy of the Corporation’s controls, as well as the results of such tests and procedures.

The Committee shall also perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Corporation’s by-laws and the resolutions or directives of the Board,

APPENDIX C

including review of any certification required to be reviewed in accordance with applicable law or regulations of the U.S. Securities and Exchange Commission.

Financial Reporting Process

In consultation with the independent public accountants, management and the internal auditors, the Committee shall review the integrity of the Corporation’s financial reporting processes, both internal and external. In this connection, the Committee should obtain and discuss with management and the independent public accountants, reports from management and the independent public accountants regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent public accountants; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent public accountants and the Corporation’s management.

The Management and the internal auditor along with the Committee shall review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

The Committee shall also review with the independent public accountants (i) any audit problems or other difficulties encountered by the public accountants in the course of the audit process, including any restrictions on the scope of the independent public accountant’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s response to such matters. Without excluding other possibilities, the Committee may wish to review with the independent public accountants (i) any accounting adjustments that were noted or proposed by the public accountants but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent public accountants to the Corporation. The review should also include discussion of the responsibilities, budget and staffing of the Corporation’s internal audit function.

Other Duties

Periodically, the Committee shall meet separately with management in order to perform its oversight functions effectively.

Discuss with management and the independent public accountants the Corporation’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee is not required to be the sole body responsible for risk assessment and management, but the Committee must discuss guidelines and policies to govern the process in which such assessment is undertaken.

Set clear hiring policies for employees or former employees of the independent public accountants. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Corporation if the CEO, Controller, CFO, Chief Accounting Officer or any person serving in an equivalent capacity for the Corporation was employed by the registered public accounting firm and participated in the audit of the Corporation within one year of the initiation of the current audit.

Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

The Committee shall maintain continuing vigilance for any procedures or practices which might impair the Corporation’s financial and business integrity. Annually, the Committee will receive from the internal auditor a written report on compliance with the Corporation’s Ethical Business Conduct Policy, including signed statements by financial officers, and shall make inquiries, as necessary, to assure itself that the highest standards of business conduct are being followed.

APPENDIX C

Periodically, the Corporate Ethics Officer may report to the Committee on the Corporate Ethics Program and any significant events that occurred and actions taken by management.

Once a year, the Committee shall review with management policies and experience respecting expenses and perquisites.

Once a year, the Committee shall review and assess the adequacy of the Audit Committee Charter. In addition, the Committee shall submit the Charter to be published in the proxy statement at least once every three years and any year in which the Charter is amended.

Once a year and from time to time, as necessary, the Company’s legal counsel will update the Committee on all litigation involving the Corporation that could have a significant impact on the Corporation’s financial statements.

Administrative Procedures

The Committee shall meet as frequently as deemed necessary by the Chairman to fulfill its responsibilities, but no less than four times during the year. A quorum shall consist of a majority of members. Minutes of the meetings shall be kept. The regular attendance of non-members is permitted at the invitation of the Chairman. The Committee Chairman shall report the Committee’s activities to the Board of Directors, including any issues that arise with respect to the quality and integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent public accountants or the performance of the internal audit function.

Limitations of Responsibilities

In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession, or experts in the field of accounting or auditing. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Committee shall be entitled to rely on (a) the integrity of those persons and organizations within and outside the Corporation that it receives information from and (b) the accuracy or the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). Committee members shall be entitled to rely exclusively on advice from management and outside advisors on all matters relating to the existence and interpretation of federal or state law; Committee members shall not be deemed to provide any legal advice or expertise to the Committee.

Annual Performance Evaluation

The Committee shall coordinate with the Nominating and Governance Committee of the Board of Directors to perform a review and evaluation, at least annually, of the performance of the Committee. The results of the review and evaluation shall be presented in a report to the Board of Directors in conjunction with the Board’s annual meeting, or at such other time as prescribed by the Board.

Compensation

No member of the Committee shall receive compensation other than director’s fees for service as a director of the Corporation, including reasonable compensation for serving on the Committee and regular benefits that other directors receive.

* * *

APPENDIX D

THE HOUSTON EXPLORATION COMPANY

QUALIFICATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

     The following principles enunciate the general personal and professional characteristics that the Nominating and Governance Committee deems most relevant in assessing any candidate’s qualifications for nomination to the Board of Directors. Candidates must satisfy all mandatory qualifications set forth below in order to be considered for nomination to the Board. The Committee will discern between candidates based upon the discretionary qualifications set forth below in light of such facts and circumstances as the Committee deems relevant, including the following:

•	The size, composition and diversity of the Board

•	The number and qualifications of other candidates

•	The need for continuity on the Board

•	The relevance of the candidate’s background and experience to the issues facing the Board and the Company during the coming year

       Nominations for election to the Board are made in the sole discretion of the Committee and are final for the election year involved.

     Qualified candidates for nomination to the Board must:

•	Embody the highest personal and professional ethical character and espouse the values of The Houston Exploration Company.

•	Fully comprehend the role of a director on the board of directors of a public company and the fiduciary obligations owed to the Company and its stockholders.

•	Enjoy a reputation for prominence, leadership, stewardship and the exercise of sound and responsible judgment in his or her personal and professional affairs.

•	Commit the substantial time and effort required to adequately perform the obligations of a director of a New York Stock Exchange company.

•	Offer the prospect of a reasonable tenure on the Board in accordance with the Board’s mandatory retirement age of 75, generally at least five years from the date of initial election to the Board.

     Qualified candidates for nomination to the Board generally should:

•	Have significant experience as a director or a seniormost executive officer (e.g, chief executive officer, chief operating officer, chief financial officer, or similar position) within an organization of comparable size and complexity.

•	Have substantial substantive understanding of issues pertaining to the exploration and production segment of the oil and gas industry, a relevant energy-related industry (e.g., oil field services, transportation, marketing, or distribution), or an otherwise complimentary or helpful industry or profession (e.g., accounting, investment banking, or human resources management).

•	Contribute to a substantial independent and diverse viewpoint on the Board, unbiased toward any particular constituency and able to effectively represent all shareowners.

* * *

D-1

APPENDIX E

THE HOUSTON EXPLORATION COMPANY

2004 LONG TERM INCENTIVE PLAN

ARTICLE I

PLAN

     1.1 Purpose. This Plan is intended to advance the best interests of the Company, its stockholders and its subsidiaries by providing recipients of awards hereunder long-term incentives tied to appreciation in the value of the Company’s stock and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in the employ of or to provide services to the Company or any of its subsidiaries or to continue as directors of the Company or its subsidiaries.

     1.2 Effective Date of Plan. This Plan shall be effective    , 2004, (the “Effective Date”). No Award shall be granted pursuant to this Plan after    , 2014.

ARTICLE II

DEFINITIONS

     The words and phrases defined in this Article shall have the meaning set out in these definitions throughout this Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower, or different meaning.

     2.1 "Affiliate” means (a) with respect to Awards other than Incentive Options, any corporation, partnership, joint venture or other entity in which the Company either directly or indirectly controls at least 50% or more of the voting interest or owns at least 50% or more of the value or capital or profits interest of such entity and (b) with respect to Incentive Options, any parent corporation and any subsidiary corporation. The term “parent corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. The term “subsidiary corporation” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the action or transaction, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.2 "Award” shall mean any Option, SAR, Performance Stock, Performance Unit, Restricted Stock or Restricted Stock Unit granted under this Plan.

     2.3 "Award Agreement” shall mean any agreement, contract, or other instrument or document (written or electronic) evidencing any Award.

     2.4 "Board Of Directors” means the board of directors of the Company.

     2.5 "Change of Control” means:

     (a) the acquisition after the Effective Date, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of 20 percent or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), provided that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust)

APPENDIX E

sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) hereof; or

     (b) individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (c) consummation after the Effective Date, of a reorganization, merger or consolidation of, or other amalgamation or business combination involving the Company (a “Corporate Transaction”) unless, in each case, following such Corporate Transaction, (A) (1) all or substantially all of the persons who were the beneficial owners of the Outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction, and (2) all or substantially all of the persons who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction, as the case may be, (B) no Person (excluding (1) any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction and (2) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to such Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction; or

     (d) the consummation of the sale or other disposition of all or substantially all of the assets of the Company or approval by the Board of Directors of the liquidation or dissolution of the Company; provided, however, that any transaction approved by the Board of Directors that reduces the ownership of the Company’s Stock by KeySpan Corporation or its affiliates shall not constitute a change of control under (b) or (c) above unless otherwise designated by the Board of Directors at the time such transaction is approved.

     2.6 "Code” means the Internal Revenue Code of 1986, as amended.

     2.7 "Committee” means the Compensation and Management Development Committee of the Board of Directors or such other Committee designated by the Board of Directors. The Committee shall be comprised solely of at least two members who qualify as Outside Directors and also Non-Employee Directors.

     2.8 "Company” means The Houston Exploration Company, a Delaware corporation.

     2.9 “Director” means any member of the Board of Directors who is not an Employee.

     2.10 "Disability” means a physical or mental infirmity which, in the sole discretion of the Committee, shall prevent the Participant from earning a reasonable livelihood with the Company or any Affiliate and, with respect to Incentive Options, which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

APPENDIX E

     2.11 "Employee” means a person employed by the Company or any Affiliate.

     2.12 "Fair Market Value” of the Stock as of any date means (a) the closing sales price of the Stock on that date (or, if there was no sale on such date, the next preceding date on which there was such a sale) on the principal securities exchange on which the Stock is listed; or (b) if the Stock is not listed on a securities exchange, the closing sales price of the Stock on that date (or, if there was no sale on such date, the next preceding date on which there was such a sale) as reported on the Nasdaq Stock Market; or (c) if the Stock is not listed on the Nasdaq Stock Market, the average of the high and low bid quotations for the Stock on that date as reported by the National Quotation Bureau Incorporated; or (d) if none of the foregoing is applicable, an amount at the election of the Committee equal to (x) the average between the closing bid and ask prices per share of Stock on the last preceding date on which those prices were reported or (y) an amount as determined by the Committee in its sole discretion.

     2.13 "Incentive Option” means an Option granted under this Plan which is designated as an “Incentive Option” and satisfies the requirements of Section 422 of the Code.

     2.14 "Non-Employee Director” means a “non-employee director” as that term is defined in Rule 16b-3 of the Securities Exchange Act of 1934.

     2.15 "Nonqualified Option” means an Option granted under this Plan other than an Incentive Option.

     2.16 "Option” means either an Incentive Option or a Nonqualified Option granted under this Plan to purchase shares of Stock.

     2.17 "Outside Director” means a member of the Board of Directors who satisfies the criteria of Section 162(m) of the Code.

     2.18 "Participant” shall mean any Employee, Director, consultant or advisor granted an Award under this Plan.

     2.19 "Performance Objective” means the objectives, if any, established by the Committee based on one or more of the following criteria that are to be achieved during a Performance Period with respect to an Award granted under this Plan:

•	Reserves

•	Reserve replacement

•	Reserve life

•	Production

•	Income, including operating income, pre-tax income and net income (or any of them)

•	Cash flow

•	Completion of acquisitions, divestitures or other significant financial or strategic transactions

•	Defined expenses or reduction of expenses (or any particular expense or category or categories of expense)

•	Return on capital, assets, or equity

•	Finding and development costs

•	Share price or performance

•	Shareholder return

•	Economic value added.

     To the extent the Committee deems it appropriate to do so, the Committee may develop Performance Objectives using such other business criteria as it deems desirable to promote the purposes of this Plan notwithstanding that the use of such criteria would not result in “performance-based compensation” within the meaning of Section 162(m) of the Code. The Performance Objectives developed by the Committee may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, subsidiary, department or function within the Company or an Affiliate or an individual or other terms, and which will relate to the Performance Period. Performance Objectives may be prescribed on a gross basis, or per share or unit.

APPENDIX E

     2.20 “Performance Period” shall mean the period of time determined by the Committee within which certain Performance Objectives must be met.

     2.21 “Performance Stock” shall mean shares of Stock awarded pursuant to Article VII that are subject to Performance Objectives and a specified Performance Period, all in accordance with Article VII.

     2.22 “Performance Units” shall mean a right denominated in shares of Stock to receive compensation payable in cash or Stock based on the achievement of specified Performance Objectives within a specified Performance Period, all in accordance with Article VII.

     2.23 “Plan” means The Houston Exploration Company 2004 Long Term Incentive Plan, as set out in this document and as it may be amended from time to time.

     2.24 “Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

     2.25 "Restricted Stock” shall mean any Stock, prior to the lapse of the restrictions thereon, including, but not limited to, satisfaction of Performance Objectives within a specified Performance Period, all in accordance with Article VIII.

     2.26 “Restricted Stock Units” shall mean a right denominated in shares of Stock to receive compensation payable in Stock following the lapse of any restrictions thereon, including, but not limited to, satisfaction of Performance Objectives within a specified Performance Period, all in accordance with Article VIII.

     2.27 "Stock” means the common stock of the Company, $.01 par value, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another corporation, that other stock or security.

     2.28 “Stock Appreciation Right” or “SAR” shall mean a right to receive the appreciation in a share of Stock pursuant to an Award granted under Article VI.

     2.29 “Tandem SAR” shall mean a SAR granted in connection with an Option pursuant to Article VI, the exercise of which shall result in the forfeiture of the right to purchase shares of Stock under the related Option.

     2.30 "10% Stockholder” means an individual who, at the time the Award is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries.

     2.31 "Vest", “Vested” or “Vesting” shall mean the date on which an Award becomes exercisable, payable and/or nonforfeitable, as applicable.

ARTICLE III

ELIGIBILITY

     The individuals who shall be eligible to receive Options, SARs, Performance Stock, Performance Units, Restricted Stock and Restricted Stock Units shall be those Employees, consultants and advisors of the Company or any of its Affiliates as the Committee shall determine from time to time; provided, however, only Employees shall be eligible to receive Incentive Options. Directors shall be eligible to receive only Nonqualified Options pursuant to Section 5.7 and Restricted Stock pursuant to Section 8.5.

APPENDIX E

ARTICLE IV

GENERAL PROVISIONS RELATING TO AWARDS

     4.1 Authority to Grant Awards. The Committee may grant to those Employees and individuals who provide consulting and/or advisory services to the Company or an Affiliate (other than Directors), as it shall from time to time determine, Awards under the terms and conditions of this Plan. Subject only to any applicable limitations set out in this Plan, the number of shares of Stock to be covered by any Award to be granted to an Employee, consultant or advisor of the Company or any of its Affiliates shall be as determined by the Committee in its absolute discretion. Directors shall automatically receive grants of Nonqualified Options as provided in Section 5.7 and Restricted Stock as provided in Section 8.5. Each Award shall be evidenced by an Award Agreement, the terms of which shall be approved by the Committee.

     4.2 Dedicated Shares. The total number of shares of Stock reserved for issuance with respect to Awards granted under this Plan shall be 1,500,000 shares. The shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized but unissued shares, treasury shares, or shares of Stock bought on the market or otherwise. The number of shares stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.6.

     If any Award is forfeited, terminated, canceled or exchanged or expires without the delivery of shares of Stock, then the shares of Stock covered by such Award, to the extent of such forfeiture, termination, cancellation, exchange or expiration shall again be available for issuance under this Plan. Additionally, if an Award is exercised in whole or in part by the surrender of shares of Stock owned by the Participant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.

     4.3 Individual Limits. The maximum aggregate number of shares of Stock subject to Incentive Options granted to any Participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of Stock subject to Nonqualified Options granted to any Participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of Stock subject to SARs granted to any Participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of Performance Stock that may be granted to any Participant in any calendar year is 300,000 shares. The maximum aggregate payment with respect to Performance Units granted to a Participant in any calendar year shall not exceed the value of 300,000 shares of Stock. The maximum aggregate number of shares of Restricted Stock that may be granted to any Participant in any calendar year is 300,000 shares. The maximum aggregate number of shares of Stock subject to Restricted Stock Units granted to a Participant in any calendar year is 300,000 shares.

     4.4 Non-Transferability. Awards shall not be transferable by the Participant otherwise than by will or under the laws of descent and distribution, and shall be exercisable, during the Participant’s lifetime, only by him (or his or her legal guardian or representative in the event of his or her legal incapacity).

     4.5 Requirements of Law and Registration of Stock. The Company shall not be required to sell or issue any Stock under any Award if issuing that Stock would constitute or result in a violation by the Participant or the Company of any provision of any law, statute, or regulation of any governmental authority, stock exchange or market in which the stock is traded. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon the grant or exercise of any Award, the Company shall not be required to issue any Stock unless the Committee has received evidence satisfactory to it to the effect that the holder of that Award will not transfer the Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Stock covered by this Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Stock issuable pursuant to any Award is not registered, the Company may imprint on the certificate evidencing the Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause the issuance of shares pursuant to any Award granted hereunder to comply with any law or regulation of any governmental authority.

APPENDIX E

     4.6 Changes in the Company’s Capital Structure. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or its rights, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, a spinoff, the payment of a stock dividend, or other increase or reduction of the number of shares of the Stock outstanding, without receiving or paying compensation for it in money, services or property then (a) the number, kind, class, and, if applicable, per share price of shares of Stock subject to outstanding Awards under this Plan shall be appropriately adjusted in such a manner as to entitle a Participant to receive upon exercise of an Award, for the same aggregate cash consideration, the equivalent total number and class of shares he or she would have received had he or she exercised his or her Award in full immediately prior to the event requiring the adjustment, (b) the number, kind and class of shares of Stock then reserved to be issued under the Plan or reserved for any particular type of Award as well as the individual grant limitations all as described in Section 4.3 shall be adjusted in an equitable manner by the Committee to reflect the event requiring the adjustment; and (c) if the Committee determines it to be appropriate in order to prevent dilution or enlargement of benefits intended to be made available with respect to any Award under this Plan, any other factor pertaining to an outstanding Award may be duly and appropriately adjusted by the Committee, subject to any required action by the Board or the stockholders of the Company; provided, however, that a reduction of shares resulting from a buyback by the Company of its shares shall not give rise to adjustment hereunder unless the Committee otherwise determines.

     The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion of shares or obligations of the Company convertible into shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, kind, class, or price of shares of Stock then subject to outstanding Awards.

     If at any time while unexercised or unpaid Awards remain outstanding under this Plan the Company, in a transaction not constituting a Change of Control, (1) is merged or consolidated with another corporation and the Company is not the surviving corporation, or (2) is separated (including a spin off or other distribution of stock or property) (a “triggering transaction”) then the Committee may take any of the following actions with respect to outstanding Awards effective as of the effective date of the triggering transaction: (a) convert any or all Awards into corresponding rights to receive, in lieu of shares of Stock, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the triggering transaction the holder had been the holder of record of a number of shares of Stock equal to the number of shares as to which the Award shall be so exercised; (b) adjust in any manner the Committee deems equitable or necessary to prevent dilution of benefits intended to be made available with respect to any Awards under this Plan, the number, type and/or terms of shares (or other security or property) subject to such outstanding Awards; (c) waive any limitations, restrictions on transfer or other restrictions set out in or imposed under this Plan or an Award Agreement and deem any Performance Objectives applicable to an Award to have been met so that an Award may be fully vested and payable in part or in full at the target level prescribed by the Committee in cash or other consideration and any portion of an Award that is not payable may be canceled; and (d) cancel all outstanding Awards, if (i) notice of cancellation shall be given to each holder of each such Award and (ii) each holder of such Award shall have the right to exercise that Award in full (without regard to any limitations set out in or imposed under this Plan or the Award Agreement) during a period set by the Committee.

     The number of shares of Stock subject to any Award as a result of an adjustment under this Section 4.6 shall always be a whole number of shares.

     4.7 Change of Control.

     (a) Subject to paragraph (b) below, and except to the extent an Award Agreement expressly provides otherwise, in the event of a Change of Control, all outstanding Awards automatically shall become fully Vested immediately prior to such Change of Control (or such earlier time as set by the Committee), all limitations, restrictions on transfer or other restrictions, if any, with respect to such Awards shall lapse and all Performance Objectives, if any, with respect to such Awards shall be deemed to have been met at a

APPENDIX E

target level prescribed by the Committee.

     (b) In addition to the acceleration of the Vesting of any outstanding Awards as provided in paragraph (a) above, in the event of a Change of Control, the Committee may, in its discretion, at the time an Award is granted or any time thereafter: (i) adjust the terms of the Award in a manner determined by the Committee to reflect the Change of Control, (ii) cause the Award to be assumed, or new rights substituted therefore, by another entity, (iii) provide that all outstanding Awards that require exercise may be canceled by the Committee as of the effective date of the Change of Control if (1) notice of such cancellation shall be given to each holder of such Award and (2) each holder of such Award shall have the right to exercise that Award in full (without regard to any limitations set out or imposed under this Plan or the Award Agreement) during a period set by the Committee preceding the effective date of the Change of Control, or (iv) make such other provisions as the Committee may consider equitable and in the best interest of the Company.

     4.8 Effect of Termination of Employment, Consultancy or Advisory Relationship on Nonvested and Vested Awards.

     (a) For purposes of this Plan, a Participant’s status as an Employee, consultant or advisor, shall be determined by the Committee and will be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence as determined by the Committee.

     (b) If a Participant ceases to be an Employee, a consultant and/or advisor for any reason (i) the Participant’s Award(s) which are not Vested at the time the Participant ceases to be an Employee, consultant or advisor (as applicable) shall be forfeited, and (ii) the Participant’s Award(s) which are Vested at the time the Participant ceases to be an Employee, consultant or advisor (as applicable) shall be forfeited and/or expire in accordance with the provisions set forth in this Plan and in the Award Agreement granting such Award; provided, however, that to the extent an Incentive Option provides for exercise following termination and that Incentive Option is not exercised within the one (1) year of the date the Participant terminates his or her status as an Employee as a result of death or Disability or within ninety (90) days of the date the Participant terminates his or her status as an Employee other than for cause or as a result of death or Disability, the Option shall be treated as a Nonqualified Option. A transfer of employment or of consulting or advisory services from the Company to an Affiliate, from an Affiliate to the Company or from one Affiliate to another Affiliate shall not be treated as a cessation or termination of the Participant’s status as Employee, a consultant or advisor (as applicable).

     4.9 Adjustment of Performance Objectives. In determining whether a Performance Objective has been satisfied for any Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any Performance Objective for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in the Company paying non-deductible compensation to a Participant).

ARTICLE V

OPTIONS

     5.1 Type of Option. The Committee shall specify whether a given Option shall constitute an Incentive Option or a Nonqualified Option; provided, however, that the Options granted to Directors pursuant to Section 5.7 and Options granted to consultants and/or advisors shall be Nonqualified Options.

     5.2 Option Price. The price at which Stock may be purchased under an Option shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, the price at which Stock may be purchased under a Nonqualified Option granted to a Director pursuant to Section 5.7 shall be equal to 100% of the Fair Market Value of a share of Stock on the date the Option is granted. In the case of any 10% Stockholder, the price at which shares of Stock may be purchased under an Incentive Option shall not be less than 110% of the Fair Market Value of the Stock on the date the Incentive Option is granted. Notwithstanding the

APPENDIX E

foregoing, the option price for an Option granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines shall not be governed by this Section 5.2, but shall be governed by Article IX.

     5.3 Duration of Options. No Option shall be exercisable after the expiration of 10 years from the date the Option is granted or such earlier date as is specified in the Award Agreement. In the case of a 10% Stockholder, no Incentive Option shall be exercisable after the expiration of five years from the date the Incentive Option is granted.

     5.4 Amount Exercisable. Except as provided in Section 5.7 below, each Option may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its sole discretion, may provide in the Award Agreement, as long as the Option is valid and outstanding. To the extent that the aggregate Fair Market Value (determined as of the time an Incentive Option is granted) of the Stock with respect to which Incentive Options first becomes exercisable by an Employee during any calendar year (under this Plan and any other incentive stock option plan(s) of the Company or any Affiliate) exceeds $100,000, the Incentive Options shall be treated as Nonqualified Options. In making this determination, Incentive Options shall be taken into account in the order in which they were granted. To the extent that an Option designated as an Incentive Option fails to qualify as such (at the time of grant or at any other time), the Option shall be treated as a Nonqualified Option.

     5.5 Exercise of Options. Each Option shall be exercised by notice (which may be telephonic or any other means approved by the Committee) setting forth the number of shares of Stock with respect to which the Option is to be exercised, together with payment of the option price. The method of payment, which shall be determined by the Committee, in its discretion, and set forth in the Award Agreement, may include one or more of the following: (a) cash, personal check, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the option price of the shares, (b) Stock at its Fair Market Value on the date immediately before the date of exercise; (c) through a “cashless broker” exercise, and/or (d) any other form of payment which is acceptable to such Committee. As promptly as practicable after receipt of written notification and payment from the Participant, the Company shall direct the transfer agent for the Company to deliver the shares to the Participant (or the person exercising the Option in the case of an exercise after the death or incapacity of the Participant) using paper certificates or electronically, in accordance with the Company’s normal practices for delivering shares of Stock to an individual, and delivery shall be effected when the transfer agent has recorded such person as the owner of such shares. The delivery of shares of stock upon the exercise of Options is subject to the condition that the person exercising the Option provides the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition of an Option.

     Whenever an Option is exercised by exchanging shares of Stock owned by the Participant, the Participant shall deliver to the Company stock powers duly endorsed in blank by the record holder of the shares (with signature guaranteed by a commercial bank or trust company or by a brokerage firm having a membership on a registered national stock exchange) representing a number of shares of Stock legally and beneficially owned by the Participant for at least six months, free of all liens, claims, and encumbrances of every kind. Further, the aggregate Fair Market Value of the shares of Stock tendered (as determined as of the date immediately before the date of exercise) must be equal to or less than the aggregate exercise price of the shares being purchased upon exercise of the Option, and any difference must be paid by cash, certified check, bank draft, or postal or express money order payable to the Company.

     5.6 No Rights as Stockholder. No person shall have any rights as a stockholder with respect to Stock covered by his or her Option until the date the transfer agent for the Company has recorded such person as the owner of such shares of Stock.

     5.7 Director Options.

     (a) Directors shall receive Nonqualified Options each September 20 (commencing September 20, 2004) as provided in Section 5.7 (b) below, provided that if an individual becomes a Director after September 20th of any year, such individual shall automatically receive a Nonqualified Option for 2,000 shares of Stock upon his or her first election to the Board of Directors on the date of his or her election as a Director.

APPENDIX E

     (b) On September 20 of each year that this Plan is in effect (commencing with September 20, 2004), each individual who is a Director on such date shall automatically receive a Nonqualified Option for 2,000 shares of Stock on such date; provided, however, that if September 20 of any year in which such Option is to be granted falls on a day which is not a business day, such Option shall be granted on the next following business day.

     (c) Each Nonqualified Option granted to a Director pursuant to this Section 5.7 will be subject to the following provisions:

          (i) Each such Option shall be fully Vested and exercisable on the date of grant;

          (ii) Each such Option shall have a term of 10 years from the date the Option is granted; provided, however, that if the Director ceases to serve as a Director of the Company for any reason, including death, each such Option shall terminate on the earlier to occur of (A) the first anniversary of the date on which such Director ceased to serve as a Director of the Company and the (B) 10th anniversary of the date of grant of such Option; provided, however, that a Director who ceases to be a Director but who immediately thereafter becomes a member of the board of directors of an Affiliate shall be deemed to remain a Director with respect to the Awards outstanding at his or her termination of service as a Director but only for so long as he or she remains a member of the board of directors of an Affiliate;

          (iii) The Option may be exercised by notice (which may be telephonic or any other means approved by the Committee), at any time on and after the grant date and prior to the expiration of the Option, together with payment of the purchase price during normal business hours of the Company’s principal executive office; provided, however, that any exercise of the Option must be for a minimum of 100 shares of Stock (or such remaining number of shares subject to the Option if less than 100). The method of payment may include one or more of the following or any combination thereof: (A) cash, personal check, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the option price of the shares or (B) shares of Stock owned by the Director for at least six months at its Fair Market Value on the date immediately before the date of exercise. The aggregate Fair Market Value of the shares of Stock tendered (as determined as of the date immediately before the date of exercise) must be equal to or less than the aggregate exercise price of the shares being purchased upon exercise of the Option, and any difference must be paid by cash, certified check, bank draft, or postal or express money order payable to the Company;

          (iv) The Company shall direct the transfer agent for the Company to deliver the shares to the Director (or the person exercising the Option in the case of an exercise after the death or incapacity of the Director) using paper certificates or electronically, in accordance with the Company’s normal practices for delivering shares of Stock to an individual, and delivery shall be effected when the transfer agent has recorded such person as the owner of such shares. The delivery of shares of Stock upon the exercise of Options is subject to the condition that the person exercising the Option provides the Company with the information the Company might reasonably request pertaining to exercise, sale or other disposition of an Option; and

          (v) No person shall have any rights as a stockholder with respect to Stock covered by his or her Option until the date the transfer agent for the Company has recorded such person as the owner of such shares of Stock.

     (d) In the event that the number of shares of Stock available for grant under this Plan is insufficient to make all automatic grants provided for in this Section 5.7 on the applicable date, then each Director shall receive a Nonqualified Option for his or her pro rata share of the total number of shares of Stock then available for grant under this Plan and shall have no right to receive a grant with respect to the deficiencies in the number of available shares, and all future grants under this Section 5.7 shall terminate.

ARTICLE VI

STOCK APPRECIATION RIGHTS (SARs)

     6.1 Type of SAR. The Committee shall have complete discretion to grant SARs either standing alone or in tandem with an Option (a “Tandem SAR”) and the Award Agreement shall specify whether a given SAR is a Tandem SAR. The terms and conditions of a Tandem SAR may be set forth in the same Award Agreement with the

APPENDIX E

terms and conditions of the related Option.

     6.2 Grant Price. The grant price of a SAR (other than a Tandem SAR) shall be 100% of the Fair Market Value of a share of Stock on the date the SAR is granted. The grant price of a Tandem SAR shall be the same as the option price of the related Option. Notwithstanding the foregoing, the grant price for a SAR granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or one or more of its Affiliates, or (ii) a company with which the Company or one or more of its Affiliates combines shall not be governed by this Section 6.2, but shall be governed by Article IX.

     6.3 Duration of SARs. No SAR shall be exercisable after the expiration of (a) 10 years from the date the SAR is granted or in the case of a Tandem SAR, the expiration of the related Option or (b) such earlier date as is specified in the Award Agreement.

     6.4 Exercise of SARs. Each SAR may be exercised from time to time, in whole or in part, in the manner and subject to the conditions the Committee, in its sole discretion, may provide in the Award Agreement, as long as the SAR is valid and outstanding.

     Each SAR shall be exercised by the delivery of written notice to the Committee setting forth the number of shares of Stock with respect to which the SAR is to be exercised. Tandem SARs may be exercised for all or part of the shares of Stock subject to the related Option and only with respect to such shares as to which the related Option is then exercisable. The exercise of a Tandem SAR automatically shall cancel the Participant’s right to exercise the related Option with respect to such number of shares and the exercise of an Option granted in connection with a Tandem SAR automatically shall cancel the Participant’s right to exercise the Tandem SAR with respect to such number of shares. With respect to a Tandem SAR granted in connection with an Incentive Option, the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the Incentive Option exceeds the option price.

     6.5 SAR Payment. Upon exercise, a Participant shall be entitled to receive a payment for each SAR exercised equal to the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR. At the discretion of the Committee and as set forth in the Award Agreement, payment of the SAR may be in cash, in shares of Stock of equivalent value, or in some combination thereof. Payment shall be delivered as promptly as practicable after receipt of written notification. If payment is made in shares of Stock, the Company shall direct the transfer agent for the Company to deliver the shares to the Participant (or the person exercising the SAR in the case of an exercise after the death or incapacity of the Participant) using paper certificates or electronically, in accordance with the Company’s normal practices for delivering shares of Stock to an individual, and delivery shall be effected when the transfer agent has recorded such person as the owner of such shares.

     With respect to a Tandem SAR granted in connection with an Incentive Option the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying Incentive Option and the Fair Market Value of the Shares subject to the underlying Incentive Option at the time the Tandem SAR is exercised.

     6.6 No Rights as Stockholder. No person shall have any rights as a stockholder with respect to Stock covered by his or her SAR until the date the transfer agent for the Company has recorded such person as the owner of such shares of Stock.

ARTICLE VII

PERFORMANCE STOCK AND PERFORMANCE UNITS

     7.1 Grants of Performance Stock or Performance Units. Subject to Section 4.1 the Committee shall have the authority to determine the Participants to whom Performance Stock or Performance Units shall be granted, the number of shares of Stock subject to such grants, the Performance Objectives that must be attained during the Performance Period to avoid forfeiture of such Stock or units, the duration of the Performance Period and such other terms and conditions as the Committee in its discretion determines are desirable for such Award. The terms, conditions and restrictions of each grant of Performance Stock or Performance Units shall be set forth in an Award Agreement.

APPENDIX E

     7.2 Rights as a Stockholder. A Participant shall not have the rights of a stockholder with respect to the Performance Stock or Performance Units except as set forth in the Award Agreement.

     7.3 Vesting of Performance Stock or Performance Units. The Award Agreement shall specify the Performance Objectives, the Performance Period and such other terms and conditions including, without limitation, on which the Performance Stock or Performance Units may Vest.

     7.4 Payment of Performance Stock or Performance Units. Payment of Performance Stock Awards, to the extent Vested, shall be made in shares of Stock. Payment of Performance Unit Awards, to the extent Vested, shall, at the discretion of the Committee as set forth in the Award Agreement, be in cash, in shares of Stock of equivalent value, or in some combination thereof. Payment may be made in a lump sum or installments as provided in the Award Agreement and shall be made or commenced as promptly as practicable after satisfaction of the terms and conditions for payment. If payment is made in shares of Stock, the Company shall direct the transfer agent for the Company to deliver the shares to the Participant (or the person receiving the payment in the case of a payment after the death or incapacity of the Participant) using paper certificates or electronically, in accordance with the Company’s normal practices for delivering shares of Stock to an individual, and delivery shall be effected when the transfer agent has recorded such person as the owner of such shares.

ARTICLE VIII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     8.1 Grants of Restricted Stock and Restricted Stock Units. Subject to Section 4.1 the Committee shall have the authority to determine the Participants to whom Restricted Stock or Restricted Stock Units shall be granted, the number of shares subject to such grants, the duration of the Restricted Period during which, and the conditions, including Performance Objectives, if any, under which if not achieved, the Restricted Stock or Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The terms, conditions and restrictions of each grant of Restricted Stock shall be set forth in an Award Agreement.

     8.2 Rights as a Stockholder. Upon issuance of Restricted Stock, a Participant shall have the rights of a stockholder with respect to the shares of Stock subject to such Award, including voting and dividend rights, subject to the terms, restrictions and conditions as are set forth in this Plan and in the Award Agreement. However, a Participant shall not have the rights of a stockholder with respect to Restricted Stock Units except as set forth in the Award Agreement. Unless the Committee shall determine otherwise, shares of Restricted Stock shall remain in the possession of the Company until such shares have Vested and are no longer subject to any restrictions on transfer in accordance with the terms of the Award Agreement.

     8.3 Vesting of Restricted Stock. The Award Agreement shall specify the date or dates and any other terms and conditions including, without limitation, Performance Objectives, on which the Restricted Stock or Restricted Stock Units may Vest.

     8.4 Dividends. Unless otherwise provided in the Award Agreement, all dividends and distributions, or cash equivalent thereof (whether cash, stock or otherwise), on shares of Stock subject to the Award of Restricted Stock shall be withheld from the respective Participant and credited by the Company to the Participant’s account in the general accounts of the Company and not in any trust or related account for the benefit of the Participant. At such time as a Participant becomes Vested in a portion of the Award, all accumulated credits for dividends and distributions, or cash equivalent thereof attributable to such Vested Award, shall be paid to the Participant. Interest shall not be paid on any dividends or distributions or cash equivalent thereof which may have been credited by the Company for the account of a Participant. The Company shall have the option of paying such credits for accumulated dividends or distributions or cash equivalent thereof, in shares of Stock rather than in cash. If payment is made in shares of Stock, the conversion to shares of Stock shall be at the Fair Market Value on the date of payment. Dividends and distributions, or cash equivalent thereof credited on the portion of the Award that is not Vested shall be forfeited in the same manner and at the same time as the respective shares of Restricted Stock to which they are attributable are forfeited.

APPENDIX E

     8.5 Director Restricted Stock.

     (a) Directors shall receive Restricted Stock each September 20 (commencing September 20, 2004) as provided in Section 8.5 (b) below, provided that if an individual becomes a Director after September 20th of any year, such individual shall automatically receive 2,000 shares of Restricted Stock upon his or her first election to the Board of Directors on the date of his or her election as a Director.

     (b) On September 20 of each year that this Plan is in effect (commencing with September 20, 2004), each individual who is a Director on such date shall automatically receive a grant of 2,000 shares of Restricted Stock on such date; provided, however, that if September 20 of any year in which such Restricted Stock is to be granted falls on a day which is not a business day, such Restricted Stock shall be granted on the next following business day.

     (c) Restricted Stock granted to Directors pursuant to this Section 8.5 shall not be transferable until the earlier of (i) five years from the date of grant or (ii) the recipient Director’s termination as a Director by reason of death, disability or retirement, and may be freely transferred thereafter. Any Restricted Stock remaining subject to the foregoing transfer restriction shall be forfeited if the recipient Director voluntarily resigns, declines to stand for re-election or is removed from the Board of Directors, provided, however, that the Board of Directors may, in its discretion, remove this transfer restriction and waive forfeiture in any other circumstance deemed appropriate by the Board of Directors and further provided, that a Director who ceases to be a Director but who immediately thereafter becomes a member of the board of directors of an Affiliate shall be deemed to remain a Director with respect to the Awards outstanding at his or her termination of service as a Director but only for so long as he or she remains a member of the board of directors of an Affiliate.

     (d) A Director shall have the rights of a stockholder with respect to the shares of Stock subject to such Award, including voting and dividend rights; provided, however, that dividends shall be paid or forfeited as follows: All dividends and distributions, or cash equivalent thereof (whether cash, stock or otherwise), on shares of Stock subject to the Award of Restricted Stock shall be withheld from the Director and credited by the Company to the Director’s account in the general accounts of the Company and not in any trust or related account for the benefit of the Director. At such time as a Director becomes Vested in a portion of the Award, all accumulated credits for dividends and distributions, or cash equivalent thereof attributable to such Vested Award, shall be paid to the Director. Interest shall not be paid on any dividends or distributions or cash equivalent thereof which may have been credited by the Company for the account of a Participant. Credits for accumulated dividends or distributions shall be paid in shares of Stock with cash for any fractional Shares at the Fair Market Value on the date of payment. Dividends and distributions, or cash equivalent thereof credited on the portion of the Award that is not Vested shall be forfeited in the same manner and at the same time as the respective shares of Restricted Stock to which they are attributable are forfeited.

     (e) In the event that the number of shares of Stock available for grant under this Plan is insufficient to make all automatic grants provided for in this Section 8.5 on the applicable date, then each Director shall receive shares of Restricted Stock for his or her pro rata share of the total number of shares of Stock then available for grant under this Plan and shall have no right to receive a grant with respect to the deficiencies in the number of available shares, and all future grants under this Section 8.5 shall terminate.

ARTICLE IX

SUBSTITUTION OF AWARDS

     Awards may be granted under this Plan from time to time in substitution for stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock or performance units held by employees of other corporations who are about to become employees of or affiliated with the Company or any Affiliate as the result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or any Affiliate of the assets of the employing corporation, or the acquisition by the Company or any Affiliate of stock of the employing corporation as the result of which it becomes an Affiliate of the Company. The terms and conditions of the substitute Awards granted may vary from the terms and conditions set out in this Plan to the extent the Committee, at the time of grant, may deem appropriate to conform, in whole or

APPENDIX E

     in part, to the provisions of the awards in substitution for which they are granted. Awards made under this Article IX may have an option price or grant price less than one hundred percent (100%) of the Fair Market Value on the date such Award is granted and shall not be subject to the individual limitations of Section 4.3.

ARTICLE X

ADMINISTRATION

     This Plan shall be administered by the Committee. All questions of interpretation and application of this Plan and Awards shall be subject to the determination of the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. This Plan shall be administered in such a manner as to permit the Options granted under it which are designated to be Incentive Options to qualify as Incentive Options. In carrying out its authority under this Plan, the Committee shall have full and final authority and discretion to administer the Plan, including but not limited to, the right, power and authority to:

     (a) determine the persons to whom and the time or times at which Awards will be made,

     (b) determine the number of shares and the purchase price or grant price of Stock covered in each Option or SAR, subject to the terms of the Plan,

     (c) determine the terms, provisions and conditions of each Award, which need not be identical,

     (d) determine whether an Award has been earned and/or Vested,

     (e) accelerate or, with the consent of the Participant, defer the Vesting of any Award and/or the exercise date of any Award,

     (f) define the effect, if any, on any Award of the death, Disability, retirement, or termination of employment of the Participant,

     (g) prescribe, amend and rescind rules and regulations relating to administration of this Plan, and

     (h) make all other determinations and take all other actions deemed necessary, appropriate, or advisable for the proper administration of this Plan.

     Notwithstanding the foregoing, the Committee shall not have the authority or discretion to modify any of the terms of (i) the Nonqualified Options automatically granted to Directors pursuant to Section 5.7 or (ii) the shares of Restricted Stock automatically granted to Directors pursuant to Section 8.5. The actions of the Committee in exercising all of the rights, powers, and authorities set out in this Article and all other Articles of this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive and binding on all parties.

ARTICLE XI

AMENDMENT OR TERMINATION OF PLAN

     The Board of Directors may amend, terminate or suspend this Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to maintain the status of any Incentive Option under the Code, no amendment that would (a) change the aggregate number of shares of Stock which may be issued under Incentive Options, (b) change the class of employees eligible to receive Incentive Options, or (c) decrease the exercise price for Incentive Options below the Fair Market Value of the Stock at the time it is granted, shall be made without the approval of the Company’s stockholders. Subject to the preceding sentence, the Board shall have the power to make any changes in this Plan and in the regulations and administrative provisions under it or in any outstanding Incentive Option as in the opinion of counsel for the Company may be necessary or appropriate from time to time to enable any Incentive Option granted under this Plan to continue to qualify as an incentive stock option or such other stock option as may be defined under the Code so as to receive preferential Federal income tax treatment.

APPENDIX E

ARTICLE XII

DEFERRALS

     The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, or the satisfaction of any requirements or goals with respect to Performance Stock or Performance Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals and shall provide for the deferral in the Award Agreement.

ARTICLE XIII

MISCELLANEOUS

     13.1 No Establishment of a Trust Fund. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Participant under this Plan. All Participants shall at all times rely solely upon the general credit of the Company for the payment of any benefit which becomes payable under this Plan.

     13.2 No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ any Participant. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him.

     13.3 Tax Withholding. The Company or any Affiliate shall be entitled to withhold from the shares of Stock or cash payable to the Participant in connection with an Award or deduct from other compensation payable to each Participant any sums required by federal, state, or local tax law to be withheld with respect to the grant or exercise of an Option or SAR, the grant of or lapse of restrictions on any Restricted Stock, Restricted Stock Units or Performance Stock, or any payment under any Performance Unit. In addition, the Company may require or permit the Participant (or successor) to pay the sum directly to the employer corporation. If the Participant (or successor) is required to pay the sum directly, payment of such sums in cash or by check or tender of whole shares of Stock owned by the Participant for at least six months or any combination of cash and whole shares shall be delivered upon the date of exercise or grant of or lapse of restrictions on any Restricted Stock or Performance Stock or payment under any Restricted Stock Unit or Performance Unit. The Company shall have no obligation upon exercise of any Award until payment has been received, unless withholding (or offset against a cash payment) as of or prior to the date of exercise is sufficient to cover all sums due with respect to that exercise. The Company and its Affiliates shall not be obligated to advise a Participant of the existence of the tax or the amount which the employer corporation will be required to withhold. The number of whole shares of Stock withheld by the Company or an Affiliate or tendered by the Participant to the Company or an Affiliate in satisfaction of withholding requirements shall be limited to that number sufficient to satisfy the minimum withholding requirements applicable at the time of exercise or payment and the Company shall withhold or a Participant shall tender cash to the extent that the tax withholding obligation exceeds the value of the whole shares of Stock.

     13.4 Written Agreement. Each Award shall be embodied in a written Award Agreement which shall be subject to the terms and conditions of this Plan authorized by the Committee. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms of this Plan.

     13.5 Indemnification of the Committee and the Board of Directors. With respect to administration of this Plan, the Company shall indemnify each present and future member of the Committee and the Board of Directors against, and each member of the Committee and the Board of Directors shall be entitled without further action his or her part to indemnity from the Company for, all expenses (including attorneys’ fees, the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him or her in connection with or arising out of any action, suit, or proceeding in which he or she may be involved by reason of his or her being or having been a member of the Committee and/or the Board of Directors, whether or not he or she continues to be a member of the Committee and/or the Board of Directors at the time of incurring the expenses including, without limitation, matters

APPENDIX E

as to which he or she shall be finally adjudged in any action, suit or proceeding to have been found to have been negligent in the performance of his or her duty as a member of the Committee or of the Board of Directors. However, this indemnity shall not include any expenses incurred by any member of the Committee and/or the Board of Directors in respect of matters as to which he or she shall be finally adjudged in any action, suit or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his or her duty as a member of the Committee or the Board of Directors. In addition, no right of indemnification under this Plan shall be available to or enforceable by any member of the Committee or the Board of Directors unless, within 60 days after institution of any action, suit or proceeding, he or she shall have offered the Company, in writing, the opportunity to handle and defend same at its own expense. This right of indemnification shall inure to the benefit of the heirs, executors or administrators of each member of the Committee and the Board of Directors and shall be in addition to all other rights to which a member of the Committee and the Board of Directors may be entitled as a matter of law, contract, or otherwise.

     13.6 Gender. If the context requires, words of one gender when used in this Plan shall include the others and words used in the singular or plural shall include the other.

     13.7 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of this Plan and shall not be used in construing the terms of this Plan.

     13.8 Other Compensation Plans. Except as provided below, the adoption of this Plan shall not affect any other stock option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall this Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company or any Affiliate. Notwithstanding the foregoing, on and after the Effective Date, Directors shall not be eligible to receive option grants under the Company’s 1999 Non-Qualified Stock Option Plan or option grants or restricted stock under the Company’s Amended and Restated 2002 Long Term Incentive Plan and this Section 13.8 shall operate as an amendment to those plans.

     13.9 Other Awards. The grant of an Award shall not confer upon a Participant the right to receive any future or other Awards under this Plan, whether or not Awards may be granted to similarly situated Participants, or the right to receive future Awards upon the same terms or conditions as previously granted.

     13.10 Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

     13.11 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

     13.12 Plan Document Controls. In the event of any conflict between the provisions of an Award Agreement and the Plan, the Plan shall control, and the conflicting provisions of the Award Agreement shall be null and void ab initio.

     13.13 Income Tax Deduction. The Committee shall use its best efforts (where the Committee deems it appropriate under the circumstances) to make Awards that will qualify as “performance-based compensation” under Section 162(m) of the Code to the extent a Participant is (or is likely to become) subject to Section 162(m). However, nothing in this Plan shall prevent the Committee from making an Award that is not deductible as a result of the requirements under Section 162(m) if the Committee in good faith determines that it is in the Company’s best interest to make such Award.

     13.14 Governing Law. The provisions of this Plan shall be construed, administered, and governed under the laws of the State of Texas.

* * *

APPENDIX F

THE HOUSTON EXPLORATION COMPANY

AUDIT FEE PRE-APPROVAL POLICY

1. STATEMENT OF PRINCIPLES

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Audit Committee of the Board of Directors (the “Audit Committee”) is responsible for the appointment, compensation and oversight of the work of the independent public accountants. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent public accountants in order to assure that the provision of such services does not impair the public accountant’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent public accountants may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent public accountants. Accordingly, the Audit Committee has adopted the Audit Fee Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent public accountants may be pre-approved. Under the Policy, unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

2. DELEGATION OF PRE-APPROVAL AUTHORITY

As provided by the Act and the SEC’s rules, in the absence of the Audit Committee Chairman, the Audit Committee delegates pre-approval authority to any of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee for ratification at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent public accountants to management.

3. AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent public accountants reasonably can provide and are not prohibited by law. The Audit Committee has pre-approved the Audit services listed in Appendix A. All other Audit services not listed in Appendix A must be separately pre-approved by the Audit Committee.

4. AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent public accountant. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B. All other Audit-related services not listed in Appendix B must be separately pre-approved by the Audit Committee.

5. TAX SERVICES

The Audit Committee believes that the independent public accountants can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the independent public accountant’s

APPENDIX F

independence. However, the Audit Committee will not permit the retention of the independent public accountants in connection with a transaction initially recommended by the independent public accountants, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services listed in Appendix C. All Tax services not listed in Appendix C must be separately pre-approved by the Audit Committee.

6. ALL OTHER SERVICES

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee has pre-approved the All Other services listed in Appendix D. Permissible All Other services not listed in Appendix D must be separately pre-approved by the Audit Committee.

7. PROHIBITED NON-AUDIT SERVICES

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

8. PRE-APPROVAL FEE LEVELS

     Pre-approval fee levels for all services to be provided by the independent public accountants will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

9. SUPPORTING DOCUMENTATION

     With respect to each proposed pre-approved service, the independent public accountants will provide detailed back-up documentation, which will be provided to the Audit Committee regarding the specific services to be provided.

10. PROCEDURES

     Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent public accountants and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

APPENDIX F

Audit Fee Pre-Approval Policy Appendix A

Pre-Approved Audit Services for Fiscal Year 2004

Dated:   , 2004

Service	Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Audit Fee Pre-Approval Policy Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2004

Dated:   , 2004

Service	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Internal control reviews and assistance with internal control reporting requirements Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services) Attest services not required by statute or regulation

APPENDIX F

Audit Fee Pre-Approval Policy Appendix C

Pre-Approved Tax Services for Fiscal Year 2004

Dated:   , 2004

Service	Range of Fees

Audit Fee Pre-Approval Policy Appendix D

Pre-Approved All Other Services for Fiscal Year 2004

Dated:   , 2004

Service	Range of Fees

PROXY
THE HOUSTON EXPLORATION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
Annual Meeting — June 3, 2004

     The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints JOHN H. KARNES and KAROL L. ADAMS, and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held at 10:00 am on June 3, 2004 at the DoubleTree Hotel, Allen Center, 400 Dallas Street, Houston, Texas 77002, or at any adjournment thereof on all matters coming before said meeting, all shares of THE HOUSTON EXPLORATION COMPANY which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

(Continued on Reverse Side)

☒ Please mark your votes as in this example

1.	Election of Directors; Nominees: Robert B.	FOR	WITHHOLD
	Catell, John U. Clarke, David G. Elkins, Robert	(to vote for all nominees)	AUTHORITY
	J. Fani, William G. Hargett, Harold R. Logan,	☐	☐
Jr., Gerald Luterman, Stephen W. McKessy, H.
Neil Nichols and Donald C. Vaughn.

For, except vote withheld from the
following nominee(s):

2.	Approval of the 2004 Long-Term Incentive	FOR	AGAINST	ABSTAIN
	Plan.	☐	☐	☐

3.	Ratification of Deloitte & Touche LLP as our	FOR	AGAINST	ABSTAIN
	independent public accountants for the fiscal	☐	☐	☐
year ending December 31, 2004.

4.	In the discretion of the proxies John H.	FOR	AGAINST	ABSTAIN
	Karnes and Karol L. Adams, upon other matters	☐	☐	☐
as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1) (2) AND (3). JOHN H. KARNES and KAROL L. ADAMS, as proxies, are authorized to vote in their discretion on any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes above, but you do not need to mark any boxes if you wish to vote in accordance with our Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                                                              DATE                                       < /U>

Note: Executors, administrators, trustees, etc., please give your full title. If a corporation, please sign full corporate name by duly authorized officer. Joint owners should each sign personally.